Exhibit 10.15

ASSOCIATION CONTRACT

REGARDING THE EXPLORATION FOR AND THE EXPLOITATION OF
HYDROCARBONS IN THE AREA OF INTEREST NAMED

BOUJDOUR OFFSHORE

BETWEEN

OFFICE NATIONAL DES HYDROCARBURES ET DES MINES

“ONHYM”

AND

KOSMOS ENERGY OFFSHORE MOROCCO HC

“KOSMOS”

TABLE OF CONTENTS

PREAMBLE		6
ARTICLE 1 - DEFINITIONS		6
ARTICLE 2 - EFFECTIVE DATE, TERM AND SCOPE		12
2.1	Effective Date and Term	12
2.2	Scope	12
ARTICLE 3 - PARTICIPATING INTEREST AND PAYING INTEREST		14
3.1	Participating Interest and Paying Interest	14
3.2	Ownership, Obligations and Liabilities	14
3.3	Bank Guarantee	15
3.4	Training	15
ARTICLE 4 - OPERATOR		16
4.1	Designation of Operator	16
4.2	Rights and Duties of Operator	16
4.3	Employees of Operator and Contractors	19
4.4	Information Supplied by Operator	19
4.5	Settlement of Claims and Lawsuits	20
4.6	Liability of Operator	21
4.7	Insurance Obtained by Operator	22
4.8	Commingling of Funds	23
4.9	Resignation of Operator	24
4.10	Removal of Operator	24
4.11	Appointment of Successor	25
ARTICLE 5 - MANAGEMENT COMMITTEE		26
5.1	Establishment, Representation and Chairman of the Management Committee	26
5.2	Powers and Duties of Management Committee	27
5.3	Authority to Vote	28
5.4	Subcommittees	28
5.5	Location and Notice of Meetings	28
5.6	Contents of Meeting Notice	29
5.7	Operator’s Duties for Meetings	29
5.8	Voting Procedure	29
5.9	Record of Votes	31
5.10	Petroleum Agreement Provisions	32
5.11	Minutes	32
5.12	Voting by Notice	32
5.13	Effect of Vote	33
ARTICLE 6 - WORK PROGRAMMES AND BUDGETS		34
6.1	Exploration Works	34
6.2	Development and Exploitation Works	36
6.3	Production	37
6.4	Itemisation of Expenditures	37
6.5	Contract Awards	38
6.6	Authorisation for Expenditure (“AFE”) Procedure	40
6.7	Over expenditures of Work Programmes and Budgets	40
6.8	Amendments	41
6.9	Cost Sharing	41

ARTICLE 7 - SOLE RISK		41
7.1	General Provisions	41
7.2	Procedure to Propose Sole Risk Projects	43
7.3	Responsibility for Sole Risk Projects	44
7.4	Consequences of Sole Risk Projects	45
7.5	Premium to Participate in Sole Risk Project	47
7.6	Order of Preference of Operations	49
7.7	Stand-By Costs	50
7.8	Special Considerations Regarding Deepening and Sidetracking	50
7.9	Miscellaneous	51
ARTICLE 8 - DEFAULT		52
8.1	Default and Notice	52
8.2	Management Committee Meetings and Data	52
8.3	Allocation of Defaulted Accounts	53
8.4	Remedies	54
8.5	Survival	56
8.6	No Right of Set Off	56
ARTICLE 9 - DISPOSITION OF PRODUCTION		57
9.1	Hydrocarbon Exploitation	57
9.2	Lifting of Crude Oil	57
9.3	Separate Agreement for Natural Gas	57
ARTICLE 10 - ABANDONMENT OF WELLS		57
10. 1	Abandonment of Wells Drilled as Joint Operations	57
10.2	Abandonment of Sole Risk Projects	58
10.3	Abandonment of Joint Operations	58
ARTICLE 11 - RELINQUISHMENT, EXTENSIONS AND RENEWALS		59
11.1	Reduction in Area of Interest	59
11.2	Extension of the Term	59
ARTICLE 12 - TRANSFER OF INTEREST AND RIGHTS		60
12.1	Transfer	60
12.2	Right to Transfer	61
ARTICLE 13 - WITHDRAWAL FROM THE PETROLEUM AGREEMENT AND THE CONTRACT		61
13.1	Right of Withdrawal	61
13.2	Partial or Complete Withdrawal	61
13.3	Rights of a Withdrawing Party	62
13.4	Obligations and Liabilities of a Withdrawing Party	62
13.5	Emergency	63
13.6	Assignment	63
13.7	Approvals	64
13.8	Security	64
13.9	Withdrawal or Abandonment by all Parties	64
ARTICLE 14 - RELATIONSHIP OF PARTIES AND TAX		65
14.1	Relationship of Parties	65
14.2	Tax	65
14.3	United States Tax Election	65
ARTICLE 15 - CONFIDENTIALITY		66
15.1	Confidential Information	66

ARTICLE 16 - FORCE MAJEURE		66
ARTICLE 17 - NOTICES		67
ARTICLE 18 - APPLICABLE LAW AND ARBITRATION		68
18.1	Applicable Law	68
18.2	Arbitration	68
ARTICLE 19 - GENERAL PROVISIONS		68
19.1	Conflicts of Interest	68
19.2	Public Announcements	69
19.3	Assignees	69
19.4	Waiver	69
19.5	Severance of Invalid Provisions	69
19.6	Modifications	69
19.7	Headings	70
19.8	Singular and Plural	70
19.9	Gender	70
19.10	Counterpart Execution	70
19.11	Warranties as to no Payments, Gifts and Loans	70
19.12	Entirety	71

Exhibit A - Accounting Procedure
Exhibit B - Areas of Interest

4

ASSOCIATION CONTRACT

THIS ASSOCIATION CONTRACT (“Contract”) is made this         day of 03 MAI 2006 by and between:

1.                                       The OFFICE NATIONAL DES HYDROCARURES ET DES MINES, a public Moroccan public entity instituted by law n°33-01, promulgated by the dahir n° 1-03-203 on the date of 16 Ramadan 1424 (11 November 2003) and implemented by decree n°2-04-372 on the date of 16 Kaada 1425 (29 December 2004), whose headquarters are at 5, Avenue Moulay Hassan - BP 99, Rabat, Morocco, hereinafter referred to as “ONHYM”, represented by its General Director, Amina BENKHADRA; and

2.                                       KOSMOS ENERGY OFFSHORE MOROCCO HC, a Cayman Island company incorporated under the laws of the Cayman Islands, whose registered office is at Appleby Corporate Services (Cayman) Limited, P.O. Box 1350GT, Clifton House, Fort Street, George Town, Grand Cayman, Cayman Islands, hereinafter referred to as “KOSMOS”, herein represented by its President and Director Mr. James MUSSELMAN.

KOSMOS and ONHYM will be hereinafter individually referred to as “Party” and collectively referred to as “the Parties”.

PREAMBLE

WITNESSETH:

WHEREAS, the law n° 21-90 enacted by the dahir n° 1-91-118 of 27 Ramadan 1412 (1 April, 1992) as modified and supplemented by law n° 27-99 enacted by the dahir n° 1-99-340 of 9 Kaada 1420 (15 February 2000), hereinafter referred to as the “Hydrocarbon Law”, regulates the exploration for and the exploitation of hydrocarbon deposits in Morocco, implemented by the decree n° 2-93-786 of 18 Joumada I 1414 (3 November, 1993) as modified and supplemented by decree n° 2-99-210 of 9 Hija 1420 (16 March 2000) hereinafter referred to as the “Decree”, the Hydrocarbon Law and the Decree are hereinafter referred to as the “Hydrocarbon Code”;

WHEREAS, Section 5 of the decree n° 2-04-372 of 16 Kaada 1425 (29 December 2004) implementing the law n° 33-01 instituting the OFFICE NATIONAL DES HYDROCARBURES ET DES MINES,  “ONHYM”, which empowers ONHYM to carry out on behalf of the State, the functions listed in Section 71 of the Hydrocarbon Law;

WHEREAS, by and under the terms and provisions of the Petroleum Agreement signed between ONHYM and KOSMOS concerning the Area of Interest comprised of the Exploration Permits named Boujdour Offshore as described in Article 3.1.1 and Appendix II of the Petroleum Agreement, hereinafter called the “Petroleum Agreement”, the Parties will be granted an exclusive right to conduct Petroleum Operations in the Area of Interest;

WHEREAS, ONHYM and KOSMOS desire to define their respective rights and obligations with respect to the operations under this Contract;

WHEREAS, KOSMOS has agreed to pay on behalf of ONHYM its twenty-five percent (25%) Participating Interest share of costs as a carried interest on Exploration Works without reimbursement from ONHYM;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

As used in this Contract, the following words and terms shall have the meaning ascribed to them below:

1.1                    “Accounting Procedure” means the rules, provisions and conditions set forth and contained in Exhibit A to this Contract;

1.2                    “Advance” means each payment of cash required to be made pursuant to a Cash Call;

1.3                    “AFE” means an authorisation for expenditure pursuant to Article 6.6;

1.4                    “Affiliate” shall have the same meaning ascribed in the Petroleum Agreement;

1.5                    “Agreed Interest Rate” means interest compounded on a monthly basis, at the rate per annum equal to the one (1) calendar month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by the Financial Times of London, or if not published, then, as quoted by Citibank NA London, plus five (5) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding one (1) calendar month term. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law;

1.6                    “Appraisal Well” means any well whose purpose at the time of commencement of drilling such well is the determination of the extent or the volume of Hydrocarbon reserves contained in an existing Discovery;

1.7                    “Appraisal Programme” means a work programme following a Discovery of Hydrocarbons in the Area of Interest, to determine the extent or the volume of Hydrocarbon reserves therein. Such work programme may consist of works relating to the Minimum Exploration Work Programme;

1.8                    “Area of Interest” means the area referred to as “Boujdour Offshore” and described in Appendix II attached to the Petroleum Agreement, as may be amended from time to time;

1.9                    “Barrel” means a quantity consisting of one hundred fifty-nine thousandths of cubic meters (0.159 m3), corrected to a temperature of fifteen (15) degrees Celsius under the absolute pressure of 0.101325 MPa (one hundred and one thousand, three hundred and twenty-five millionths of Megapascal);

1.10              “Business Day” means a day on which the banks in Rabat, Morocco and Houston, Texas, USA are customarily open for business;

1.11              “Calendar Quarter” means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31 according to the Gregorian Calendar;

1.12              “Calendar Year” means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar;

1.13              “Cash Call” means any request for payment of funds, including any bank interest as provided in this Contract, under the Accounting Procedure made by the Operator to the Paying Interest Parties as set out in Articles 3.1.2 and 3.1.3 in connection with the Joint Operations or, where the context so requires, to the Sole Risk Party in connection with any Sole Risk Project;

1.14              “Cash Premium” means the payment made pursuant to Article 7.5.2 by a Non-Sole Risk Party to reinstate its rights to participate in a Sole Risk Project;

1.15              “Commercial Discovery” means, in accordance with section 28 of the Hydrocarbon Law, a Discovery of Hydrocarbons which is determined by the Management Committee to be sufficient for the Parties to apply for an Exploitation Concession;

1.16              “Completion” means an operation intended to complete a well as a producer of Hydrocarbons in one or more Zones, including, but not limited to, the setting of production casing, perforating, tubing installation, stimulating the well and production Testing conducted in such operation. “Complete” and other derivatives shall be construed accordingly;

1.17              “Day” means a calendar day unless otherwise specifically provided;

1.18              “Deepening” means an operation whereby a well is drilled to an target Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE, whichever is the deeper. “Deepen” and other derivatives shall be construed accordingly;

1.19              “Defaulting Party” shall have the meaning ascribed in Article 8.1;

1.20              “Development Plan” means a plan for the development and production of Hydrocarbons from an Exploitation Area covering all or a portion of the Area of Interest;

1.21              “Development and Exploitation Works” shall have the same meaning set out in Appendix I of the Petroleum Agreement;

1.22              “Development Well” means any well drilled for the production of Hydrocarbons or the injection of Hydrocarbons or other fluids pursuant to a Development Plan;

1.23              “Discovery” means the proving by drilling of an Exploration Well of an accumulation of Hydrocarbons whose existence until that moment was unknown;

1.24              “Effective Date” means the date this Contract comes into effect as stated in Article 2;

1.25              “Entitlement” means a quantity of Hydrocarbons of which a Party has the right and obligation to take delivery pursuant to the Petroleum Agreement, or if applicable, a Lifting Agreement and the terms of this Contract, after adjustments for overlifts and underlifts;

1.26              “Exploitation Area” means that part of the Area of Interest which is delineated in a Development Plan approved pursuant to this Contract as a Joint Operation or as a Sole Risk Project;

1.27              “Exploitation Concession” means any Exploitation Concession, which derives from the Exploration Permits granted to KOSMOS and ONHYM, pursuant to the Hydrocarbon Code and the Petroleum Agreement;

1.28              “Exploration Period” means, the Initial Period, the First Extension Period and the Second Extension Period;

1.29              “Exploration Permits” means the Exploration Permits granted to KOSMOS and ONHYM pursuant to the Hydrocarbon Code and the Petroleum Agreement in the Area of Interest;

1.30              “Exploration Well” means any well drilled during the course of Exploration Work, excluding any Appraisal Well, or any well drilled for the purpose of determining the stratigraphy of an area;

1.31              “Exploration Works” shall have the same meaning set out in Article 4 of the Petroleum Agreement;

1.32              “Extension Periods” shall have the same meaning set out in Article 4 of the Petroleum Agreement;

1.33              “G & G Data” means only geological, geophysical and geochemical data and other similar information that is not obtained through a wellbore;

1.34              “Gross Negligence” means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity, but shall not include any error of judgement or mistake made by such person or entity in the exercise in good faith of any function, authority or discretion conferred on the Party employing such under this Contract;

1.35              “Hydrocarbons” shall have the same meaning set out for such term in the Petroleum Agreement;

1.36              “Joint Account” means the accounts maintained by Operator in accordance with the provisions of this Contract and with the Accounting Procedure for Joint Operations;

1.37              “Joint Operations” means except as provided for in Article 7 hereof, all Exploration Works, Development and Exploitation Works and any related activities referred to in Article 2.2 on or from the Area of Interest approved, or deemed to be approved, as the case may be, by the Management Committee and conducted by the Operator, pursuant to the provisions of this Contract and/or the Petroleum Agreement;

1.38              “Joint Property” means, at any point in time, all wells, facilities, equipment, materials, information, funds and property held for the Joint Account;

1.39              “Lifting Agreement” shall have the same meaning ascribed in Article 5.6.1 of the Petroleum Agreement;

1.40              “Management Committee” means the committee constituted in accordance with Article 5;

1.41              “Market Price” has the meaning ascribed thereto in Article 6 of the Petroleum Agreement;

1.42              “Minimum Exploration Work Programme” shall have the meaning for such term set forth in the Petroleum Agreement;

1.43              “Minimum Expenditure Obligations” shall have the meaning for such term set forth in the Petroleum Agreement;

1.44              “Non-Operator” means the Party or Parties to this Contract other than Operator;

1.45              “Non-Sole Risk Party” means a Party who elects not to participate in a Sole Risk Project;

1.46              “Operator” means a Party to this Contract designated as such in accordance with Article 4 of this Contract;

1.47              “Participating Interest” means the interests of the Parties set forth in Article 3.1.1 of this Contract;

1.48              “Paying Interest” means in respect of the Exploration Permits and the Exploitation Concession, the interests of the Parties set forth in Article 3.1.2 and Article 3.1.3 of this Contract;

1.49              “Party” means any of the entities named in the first paragraph to this Contract and any respective assignees in accordance with the provisions of this Contract;

1.50              “Petroleum Agreement” means the document signed by the Parties in order to specify the rights and obligations of the Parties resulting from the Exploration Permits and any Exploitation Concession which may derive therefrom;

1.51              “Petroleum Operations” means Exploration Works and/or Development and Exploitation Works and operations related thereto;

1.52              “Petroleum Operations Costs” means all expenditures made in carrying out Petroleum Operations hereunder, determined in accordance herewith and with the Accounting Procedure;

1.53              "Plugging Back" means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. "Plug Back" and other derivatives shall be construed accordingly;

1.54              “Recompletion” means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. “Recomplete” and other derivatives shall be construed accordingly;

1.55              “Reworking” means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations, sand control operations and installation of artificial lift equipment, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. “Rework” and other derivatives shall be construed accordingly;

1.56              “Senior Supervisory Personnel” means any supervisory employee of a Party or one of its Affiliates who functions as such Party’s designated manager or supervisor who is responsible for or in charge of onsite drilling, construction or production and related operations or any other field operations, and any employee of such Party or one of its Affiliates who functions at a management level equivalent to or superior to such manager or supervisor, or any officer or director of such Party or one of its Affiliates;

1.57              “Sidetracking” means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. “Sidetrack” and other derivatives shall be construed accordingly;

1.58              “Sole Risk Party” means a Party who elects to participate in a Sole Risk Project;

1.59              “Sole Risk Project” means operations conducted under the provisions of Article 7 by less than all the Parties and “Sole Risk Drilling”, “Sole Risk Well” and “Sole Risk Development” shall be construed accordingly;

1.60              “State” means the Kingdom of Morocco;

1.61              “Testing” means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. “Test” and other derivatives shall be construed accordingly;

1.62              “Work Programme and Budget” means a work programme for Joint Operations and budget therefor as described and approved in accordance with Article 6;

1.63              “Zone” means a stratum of earth containing or thought to contain a common accumulation of Hydrocarbons separately producible from any other common accumulation of Hydrocarbons.

Any other capitalised terms used in this Contract which are not otherwise defined herein, shall have the meanings attributed thereto in the Petroleum Agreement, the Hydrocarbon Code and the applicable regulations.

ARTICLE 2 - EFFECTIVE DATE, TERM AND SCOPE

2.1                    Effective Date and Term

This Contract shall be effective simultaneously with the Petroleum Agreement, notwithstanding the date of execution hereof and shall, subject always to the Parties’ continuing obligations under Article 3, continue in effect until the Petroleum Agreement terminates or until Joint Operations have been completed, and final settlement has been made among the Parties.

For the avoidance of doubt, portions of this Contract as described in (a), (b) and (c) below shall remain in effect until:

(a)                                  all wells have been properly abandoned in accordance with Article 10;

(b)                                 all obligations, claims, arbitration and lawsuits have been settled or otherwise disposed of in accordance with Article 4.5 and Article 18; and

(c)                                  The time relating to the protection of confidential information has expired in accordance with Article 15.

2.2                    Scope

2.2.1                        The purpose of this Contract is to establish the respective rights and obligations of the Parties with regard to operations under the Petroleum Agreement, including without limitation:

a)              the joint exploration, appraisal, development, production of Hydrocarbons from the Area of Interest;

b)             the abandonment of Joint Operations;

c)              the field processing, the transportation and the storage of Hydrocarbons produced under the Petroleum Agreement up to the point at which the Parties, separately, will lift, take, market or otherwise dispose of their respective Entitlements;

d)             the sharing of costs in connection with such activities; as well as

e)              all appropriate activities for any of the foregoing.

In the absence of any requirement under the Petroleum Agreement, this Contract shall not extend to any joint financing arrangement or any joint marketing or joint sales of Hydrocarbons.

ARTICLE 3 - PARTICIPATING INTEREST AND PAYING INTEREST

3.1                                          Participating Interest and Paying Interest

3.1.1                        The Participating Interests of the Parties as of the Effective Date are:

ONHYM	25.00%
KOSMOS	75.00%

3.1.2                        For all Joint Operations comprising Exploration Works, the Paying Interests of the Parties as of the Effective Date are:

ONHYM	zero%
KOSMOS	100.00%

3.1.3                        In accordance with the provisions of Article 5.5 of the Petroleum Agreement, for all Joint Operations comprising Development and Exploitation Works (including the preparation costs of a Development Plan), the Paying Interests of the Parties as of the Effective Date are:

ONHYM	25.00%
KOSMOS	75.00%

3.1.4                        In the event a Party transfers all or part of its Participating Interest pursuant to the provisions of this Contract and the Petroleum Agreement, the Participating Interest and Paying Interest of the Parties concerned shall be adjusted accordingly. The obligations of KOSMOS hereunder shall be binding prorata upon all assignees of KOSMOS.

3.2                  Ownership, Obligations and Liabilities

3.2.1                        Unless otherwise provided in this Contract, all rights and interests in and under the Petroleum Agreement, all Joint Property and any Hydrocarbons produced from the Area of Interest shall, subject to the terms of the Petroleum Agreement, be owned by the Parties in accordance with their respective Participating Interests.

3.2.2                        Unless otherwise provided in this Contract, as provided in the Petroleum Agreement, the obligations of the Parties under the Petroleum Agreement and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, as among themselves, in accordance with their respective Paying Interests.

3.2.3                        KOSMOS and its eventual assignees each agree in the proportions that each of their Participating Interests bear to the total of the Participating

Interests of ONHYM, to be liable for and to pay to the Operator the twenty-five per cent (25%) Participating Interest share of the costs of Exploration Works on behalf of ONHYM, including ONHYM’s Participating Interest share of the costs of the funding of any Bank Guarantee.

3.2.4                      Each Party shall pay when due, in accordance with the Accounting Procedure, its Paying Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Contract. The Accounting Procedure shall govern the accrual and satisfaction of the respective obligations, liabilities and credits among the Parties. A Party’s payment of any charge under this Contract shall be without prejudice to its right to contest any charges later.

3.2.5                        Revenues derived from the Hydrocarbons produced during the Testing prior to the application for the relevant Exploitation Concession shall be shared in accordance with Article 4.3 of the Petroleum Agreement. Nevertheless, prior to sharing any revenues with ONHYM pursuant to Article 4.3 of the Petroleum Agreement, such revenues shall be allocated among KOSMOS and its eventual assignees in accordance with its Paying Interests as set out in Article 3.1.2 and after the application for the relevant Exploitation Concession, shall be allocated to the Parties in accordance with their Paying Interests as set out in Article 3.1.3.

3.3                  Bank Guarantee

KOSMOS shall provide ONHYM with a bank Guarantee as provided in Article 4.2.7 of the Petroleum Agreement. The form and the detailed terms of the bank Guarantee constitute the matter of Attachment 1 attached to this Contract.

3.4                  Training

3.4.1                        KOSMOS agrees to provide assistance to ONHYM for the basic and periodic training of ONHYM personnel as provided in Article 9 of the Petroleum Agreement.

3.4.2                        In accordance with Article 9 of the Petroleum Agreement, KOSMOS shall contribute to the training of ONHYM’S staff and technicians an amount of one hundred fifty thousand US dollars (US $150,000) for each twelve (12) month period during the term of validity of the Exploration Permits and of the term of validity of the first Exploitation Concession deriving from the Exploration Permits. KOSMOS shall contribute a further thirty thousand US dollars (US $30,000) for each twelve (12) month period for each additional Exploitation Concession up to a maximum aggregate amount of two hundred and fifty thousand US dollars (US $250,000).

3.4.3                        Training expenses incurred (travel, living expenses, registration, insurance, etc.) shall be considered costs of exploration and exploitation, as the case may be, on the Area of Interest for the purposes of section 47 of the Hydrocarbon Law.

3.4.4                        Operator agrees to cooperate closely with the personnel of ONHYM and to entrust to such personnel duties involving responsibility for which they are trained and to employ preferably personnel of Moroccan nationality whose level of competence is equivalent to that of personnel of non-Moroccan nationality employed by the Operator or its Affiliates for the conduct of the Joint Operations. Subject to Operator's approval, any ONHYM personnel seconded to the Operator shall work at the sole direction and under the rules applied to the other employees of the Operator. ONHYM shall remove any secondee to the Operator immediately if the Operator requests such removal and shows cause for such request. ONHYM employees remain employees of ONHYM throughout the period of secondment and return to ONHYM at the end of that period.

3.4.5                        ONHYM shall provide the Operator, when requested, with any reasonable assistance in carrying out Joint Operations, and provide the Operator with copies of all technical data available on the Area of Interest, as well as any assistance to facilitate contacts with the Moroccan administration and authorities.

ARTICLE 4 - OPERATOR

4.1                  Designation of Operator

KOSMOS is hereby designated as Operator, and agrees to act as an independent contractor in accordance with the terms and conditions of the Petroleum Agreement and this Contract, which terms and conditions shall also apply to any successor Operator.

4.2                  Rights and Duties of Operator

4.2.1                        Subject to the terms and conditions of this Contract, Operator shall have all of the rights, functions and duties of Operator under the Petroleum Agreement and shall have exclusive charge to conduct all Joint Operations. The Operator may employ independent contractors and/or agents in such Joint Operations.

4.2.2                        In the conduct of Joint Operations Operator shall:

(a)                                  Perform Joint Operations in accordance with the provisions of the Petroleum Agreement, this Contract, the instructions of the Management Committee which are not in conflict with this Contract and all applicable laws and regulations;

(b)                                 Conduct all Joint Operations in a diligent, safe and efficient manner in accordance with good and prudent oil field practices and conservation principles generally followed by the international petroleum industry under similar circumstances;

(c)                                  Subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations;

(d)                                 Perform the duties for the Management Committee set out in Article 5, and prepare, after consulting with the Non Operators and submit to the Management Committee the Work Programme and Budgets and corresponding AFEs as provided in Article 6;

(e)                                  Acquire all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(f)                                    Allow the representatives of any of the Parties to have at all reasonable times and at their own risk and expense reasonable access to the Joint Operations with the right to observe all such Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(g)                                 Maintain the Petroleum Agreement in full force and effect. The Operator shall promptly pay and discharge all liabilities and expenses incurred in connection with Joint Operations and do what it possibly can to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(h)                                 Pay to the State or ONHYM from the Joint Account, within the periods and in the manner prescribed by the Petroleum Agreement and all applicable laws and regulations, all annual royalties, bonuses, periodic payments, taxes, fees and other payments pertaining to Joint Operations, but excluding any taxes measured by the incomes of the Parties;

(i)                                     Carry out the obligations of Operator pursuant to the Petroleum Agreement, including, but not limited to, preparing and furnishing such reports, records and information as may be required pursuant to the Petroleum Agreement;

(j)                                     Subject to the overall supervision and control of the Management Committee, have the exclusive right and obligation to represent the Parties in all dealings with the State and ONHYM with respect to matters arising under the Petroleum Agreement and Joint Operations. Operator shall notify the other Parties as soon as possible of such meetings. Non-Operators shall have the right to attend such meetings but only in the capacity of observers. Nothing contained in this Contract shall restrict any Party from holding discussions with the State and ONHYM with respect to any issue pertaining to its particular business interests arising under the Petroleum Agreement or this Contract, but in such event, such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information on matters not affecting all the Parties;

(k)                                  Take all necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency; provided, however, that Operator shall immediately notify the Parties of the details of such emergency and measures;

(l)                                     Include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

i)                                         ensure such contractors can only enforce their contracts against Operator;

ii)                                      permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from such contractors;

iii)                                   require such contractors to take insurance required by Article 4.7.6; and

iv)                                  unless the Management Committee agrees otherwise, provide that any contract can be assumed and enforced by a successor Operator upon reasonable notice;

and

(m)                               Set up and keep up-to-date accounting records of all the Joint Operations, pursuant to the provisions set forth in the Accounting Procedure attached to this Contract.

4.3                  Employees of Operator and Contractors

All persons carrying out operations conducted by Operator under this Contract will be either employees or independent contractors of Operator. Subject to the Petroleum Agreement and this Contract, Operator shall determine the number of employees or independent contractors, the selection of such employees or independent contractors, the hours of work and the compensation to be paid all such employees or independent contractors in connection with Joint Operations. Operator shall employ only such employees, agents and contractors as are reasonably necessary to conduct Joint Operations

4.4                  Information Supplied by Operator

4.4.1                        Operator shall provide Non-Operators the following data and reports as they are currently produced or compiled from the Joint Operations:

(a)                                  Copies of all well logs or surveys;

(b)                                 Daily drilling progress reports;

(c)                                  Copies of all drill stem tests and core analysis reports;

(d)                                 Copies of the plugging reports;

(e)                                  Copies of the final geological and geophysical maps and reports submitted to any State agency having jurisdiction;

(f)                                    Engineering studies, including reservoir studies and reserve estimates undertaken for the benefit of and charged to the Joint Account;

(g)                                 Development schedules and quarterly progress reports on development projects approved by the Management Committee;

(h)                                 Field and well status reports;

(i)                                     Copies of all reports relating to Joint Operations furnished by Operator to the State or ONHYM, except magnetic tapes which shall be stored by Operator and made available for inspection and/or copying at the sole expense of the Non-Operator requesting same. It is understood that the State or ONHYM will not be subject to the foregoing restriction concerning magnetic tapes;

(j)                                     Access to core samples;

(k)                                  Copies of all reports relating to the Petroleum Agreement furnished by Operator to the State or ONHYM;

(l)                                     Other reports, data and interpretation thereof as frequently as is justified by the activities or as instructed by the Management Committee; and

(m)                               Subject to Article 15, such additional information for Non-Operators as they or any of them may request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator's administrative and technical personnel. Only Non-Operators who pay such costs shall receive such additional information.

4.4.2                        Operator shall give Non-Operators access at all reasonable times to all other data and samples acquired in the conduct of Joint Operations. Any Non-Operator may make copies of such other data at its sole expense.

4.5                  Settlement of Claims and Lawsuits

4.5.1                        Operator shall promptly notify the Parties of any and all material claims or suits and such other claims and suits as the Management Committee may direct which arise out of Joint Operations or relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose any claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of one hundred thousand U.S. dollars (U.S. $100,000) exclusive of reasonable legal fees. Operator shall obtain the approval and direction of the Management Committee on amounts more than the above stated amount. Each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defence of such claims or suits.

4.5.2                        Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party relating to or which may affect the Joint Operations, and insofar as such claim relates to or affects the Joint Operations such Non-Operator shall defend or settle the same in accordance with any directions given by the Management Committee and such costs, expenses and damages as are payable pursuant to such defence or settlement shall be for the Joint Account.

4.5.3                        Notwithstanding Article 4.5.1 and Article 4.5.2 each Party shall have the right to participate in any such suit, prosecution, defence or settlement conducted in accordance with Article 4.5.1 and Article 4.5.2 at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Management Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6                                 Liability of Operator

4.6.1                      Except as set out in this Article 4.6, neither the Party designated as Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of the Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint, or concurrent), gross negligence, strict liability or other legal fault of Operator (or any such Indemnitee).

4.6.2                      Except as set out in this Article 4.6, the Parties shall, in proportion to their Participating Interests, defend and indemnify Operator and its Affiliates, and the officers and directors of both (collectively, the “Indemnitees”) from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), gross negligence, strict liability or other legal fault of Operator (or any such Indemnitee).

4.6.3                      Nothing herein shall be construed to (a) limit Operator’s right to assert claims under insurance acquired pursuant to Article 4.7 hereof, or (b) relieve the Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to, linked to or resulting from Joint Operations.

4.6.4                      Notwithstanding Articles 4.6.1 and 4.6.2, if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence that proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6.1 or 4.6.2, then, in addition to its Participating Interest share, Operator shall bear only the actual damage, loss, cost, expense and liability to repair, replace and/or remove Joint Property so damaged or lost, if any.

4.6.5                      Notwithstanding the foregoing, under no circumstances shall any Indemnitee (except as a Party to the extent of its Participating Interest)

bear any cost, expense or liability for environmental, consequential, punitive or any other similar indirect damages or losses, including but not limited to those arising from business interruption, reservoir or formation damage, inability to produce hydrocarbons, loss of profits, pollution control and environmental amelioration or rehabilitation.

4.7                                 Insurance Obtained by Operator

4.7.1                      Operator shall procure and maintain or cause to be procured and maintained for the Joint Account all insurance in the types and amounts required by the Petroleum Agreement and applicable laws, rules and regulations.

4.7.2                      Operator shall obtain such further insurance, at competitive rates, as the Management Committee may from time to time require.

4.7.3                      Any Party which did not vote in favour of insurance to be procured under Article 4.7.2 may elect not to participate in such insurance provided such Party:

(a)                                  gives prompt written notice to that effect to Operator;

(b)                                 does nothing which may interfere with Operator’s negotiations for the procurement of such insurance for the other Parties; and

(c)                                  obtains and maintains such insurance (in respect of which an annual certificate of adequate coverage from a reputable insurance broker shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance procured under Article 4.7.2, and which the Management Committee may determine to be acceptable.  No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each Cash Call including any Cash Call in respect of damages and losses and/or the costs of remedying the same in accordance with the terms of this Contract. If such Party obtains other insurance, such insurance shall contain a waiver of subrogation in favour of all other Parties, the Operator and their insurers but only in respect of their interests under this Contract.

4.7.4                      The cost of insurance in which all Parties are participating shall be for the Joint Account and the cost of insurance in which less than all Parties are participating shall be charged to the Parties participating in proportion to their respective Paying Interests.

4.7.5                        Operator shall, in respect of all insurance obtained pursuant to this Article 4.7:

(a)                                  promptly inform the participating Parties when such insurance is obtained and supply them with evidence of such insurance when the same is issued;

(b)                                 arrange for the participating Parties, according to their respective Paying Interest, to be named as co-insureds on the relevant policies with waivers of subrogation in favour of all Parties; and

(c)                                  duly file all claims and take a I necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Paying Interests.

4.7.6                      Operator shall use all reasonable efforts to require all contractors performing work in respect of Joint Operations to obtain and maintain any and all insurance in the types and amounts required by any applicable laws, rules and regulations or any decision of the Management Committee and shall use its reasonable efforts to require all such contractors to name the Parties as additional insureds on contractor’s insurance policies or to obtain from their insurers waivers of all rights or recourse against U. Non-Operators and their insurers.

4.7.7                      The preceding provisions in no way infringe upon the rights of each of the Parties to contract independently any individual insurance policies with regard to their interest in the Petroleum Agreement and in this Contract provided that said insurance does not infringe upon the insurance contracted by the Operator in conformity with the provisions of Articles 4.7.1 to 4.7.6 of this Contract. The cost of such insurance policies shall be borne only by the Party, which has subscribed them individually.

4.8                                 Commingling of Funds

Operator may commingle with its own funds the monies which it receives from or for the Joint Account pursuant to this Agreement. Notwithstanding that monies of a Non-Operator have been commingled with Operator’s funds, the Operator shall account to the Non-Operators for the monies of a Non-Operator advanced or paid to Operator, whether for the conduct of Joint Operations or as proceeds from the sale of production under this Contract. Such monies shall be applied only to their intended use and shall in no way be deemed to be funds belonging to Operator. Notwithstanding the foregoing, any Party shall have the right to require Operator to segregate from Operator’s own funds the monies which Operator receives from the Parties in connection with operations on each Exploitation Concession.

4.9                                 Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred eight (180) Days prior to the effective data of such resignation, or such shorter period as may be determined by the management Committee.

4.10                           Removal of Operator

4.10.1                  Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(a)                                  An order is made by a court or an effective resolution is passed for the dissolution, liquidation, winding up or reorganisation of Operator;

(b)                                 Operator dissolves, liquidates or terminates its corporate existence;

(c)                                  Operator becomes insolvent, bankrupt, makes an assignment for the benefit of creditors or files for relief under any applicable bankruptcy laws;

(d)                                 A receiver is appointed for a substantial part of Operator’s assets; or

(e)                                  Operator is adjudged guilty of Gross Negligence in the performance of its duties under the Petroleum Agreement by a non-appealable decision of a court of competent jurisdiction.

4.10.2                Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of its duties as Operator under this Contract, which Operator has failed to commence to rectify within thirty (30) Days of receipt of a notice from Non- Operators detailing the alleged breach. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10.2 shall be made by a unanimous vote of Non-Operators.

4.10.3                If Operator together with any Affiliate of Operator is or becomes the holder of a Participating Interest of less It-an fifteen percent (15%), then Operator shall be required to promptly notify the other Parties. The Management Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

4.10.4                If there is a direct or indirect change in control of Operator (other than a transfer of control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties. The Management Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11. For purposes of this Article, "control" means the ownership directly or indirectly of fifty percent (50%) or more of the shares or voting rights of Operator.

4.11                           Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

4.11.1                The Management Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.8. However, no Party may be appointed successor Operator against its will.

4.11.2                If Operator disputes commission of or failure to rectify a material breach alleged pursuant to Article 4.10.2 and proceedings are initiated pursuant to 18, no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

4.11.3                If an Operator is removed, other than in the case of Article 4.10.3 or Article 4.10.4, neither Operator nor any Affiliate of Operator shall have the right to vote for itself on the appointment of a successor Operator, nor be considered as a candidate for the successor Operator.

4.11.4                A resigning or removed Operator shall be compensated out of the Joint Account for its expenses directly related to its resignation or removal, except in the case of Article 4.10.1 (e) and 4.10.2.

4.11.5                The Management Committee shall arrange for the taking of an independent inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

4.11.6                The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary State approvals. However, at and after the time of the resignation or removal of the Operator, the Management Committee may decide that either (i) the Operator shall perform only as directed by the

Management Committee or (ii) the successor Operator shall perform all duties and responsibilities of Operator except to the extent the Petroleum Agreement requires the Operator interact with ONHYM.

4.11.7                Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer in a timely manner to the successor Operator custody of all Joint Property, books of account, records and other documents held by Operator pertaining to the Area of Interest and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date without prejudice to such obligations and liabilities which accrued prior to such date as Operator.

4.11.8                If a Party is removed from all duties as Operator, it shall immediately take all action necessary to resign as Operator under the Petroleum Agreement. The outgoing Operator shall further use all reasonable endeavours to transfer to the incoming Operator, effective as of the effective date of such transfer, its rights as the Operator under all contracts relating to Joint Operations. Pending such transfer, the outgoing Operator shall hold its rights and obligations under such contracts for the account and to the order of the incoming Operator.

ARTICLE 5 - MANAGEMENT COMMITTEE

5.1                                          Establishment, Representation and Chairman of the Management Committee

5.1.1                        There is hereby established a Management Committee which shall exercise overall supervision and control of all matters pertaining to the Joint Operations, composed of representatives of each Party holding a Participating Interest.

5.1.2                        The Management Committee shall consist of a maximum of two representatives appointed by each of the Parties provided always that more than one of the Parties may appoint the same representative who shall represent them separately. Each Party shall have only one voting respresentative. Each Party shall, within thirty (30) Days after the date of execution of this Contract, give notice to all the other Parties of the name of its representative(s), the representative who is designated as the voting representative, and of any alternates. Such representative(s) may be replaced from time to time, by like notice. The one voting representative of a Party or, in the absence of the voting representative, his alternate, shall be deemed authorised to represent and bind such Party with respect to any matter which is within the powers of the Management Committee.

5.1.3                        The Management Committee chairman will be the Party representative of ONHYM. Any other Party representative, if agreed unanimously by the Parties, may be Chairman.

5.2                                          Powers and Duties of Management Committee

The Management Committee shall have power and duty to authorise and supervise Joint Operations that are necessary or desirable to fulfil the obligations under the Petroleum Agreement and explore and exploit the Area of Interest in accordance with this Contract and in a manner appropriate under any circumstances, including, but not limited to:

(i)                                          the consideration and determination of all matters relating to general policies, procedures and methods of operation hereunder;

(ii)                                  subject to Article 18 of the Petroleum Agreement, the approval of Petroleum Agreement or Joint Operations;

(iii)                               the consideration, revision and approval or nonapproval of all proposed Work Programmes and Budgets prepared and submitted to it under this Contract and the Petroleum Agreement;

(iv)                              the determination of the timing and location of seismic operations and all wells drilled under Joint Operations and any change in the use or status of a well;

(v)                                 the determination as between the Parties hereto of whether or not a Commercial Discovery has been made;

(vi)                              the determination, as between the Parties, of the area(s) capable of production to be covered by an Exploitation Concession;

(vii)                           consideration, revision and approval of all plans by all Parties (e.g. Development, Production) required under the Petroleum Agreement and this Contract;

(viii)                        the consideration and, if so required, the determination of any other matter relating to the Joint Operations which may be referred to it by the Parties or any of them (other than any proposal to amend this Contract) or which is otherwise designated under this Contract for reference to it.

5.3                                          Authority to Vote

5.3.1                        The voting representative of a Party, or in his absence his alternate, shall be authorised to represent such Party with respect to any matter which is within the powers of the Management Committee and is properly brought to the Management Committee. The voting representative shall have the ability to bind the Party with a vote equal to the Paying Interest of the Party such person represents. Each other representative and each alternate shall be entitled to attend all Management Committee meetings but shall have no vote at such meetings except in the absence of the voting representative. In addition to the representative(s) and alternates, each Party may also bring to any Management Committee meetings such technical and other advisors, as it may deem appropriate.

5.3.2                        Where a conflict of interest exists in relation to a matter which may be determined by vote at the Management Committee, the Party, or its Affiliate, subject to such conflict of interest shall not be entitled to vote on the proposed matter.

5.4                                          Subcommittees

The Management Committee may establish such subcommittees, including technical subcommittees, as the Management Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.

5.5                                          Location and Notice of Meetings

5.5.1                        Meetings of the Management Committee shall be held twice a year at Operator’s office in Morocco, or elsewhere, if so decided unanimously by the Management Committee. In the event that a Management Committee meeting is conducted outside Morocco, KOSMOS agrees to fund all reasonable expenses relating to travel and accommodation for a maximum of three (3) ONHYM representatives.

5.5.2                        Operator may call a meeting of the Management Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

5.5.3                        Any Non-Operator may request a meeting of the Management Committee by giving proper notice to all other Parties. Upon receiving such request,

Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

5.5.4                        The notice periods above may only be waived with the unanimous consent of all Parties.

5.6                                          Contents of Meeting Notice

5.6.1                        Each notice of a meeting of the Management Committee as provided by Operator shall contain:

(a)                                       The date, time and location of the meeting; and

(b)                                      An agenda of the matters and proposals to be considered and/or voted upon.

5.6.2                        A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting may add additional matters to the agenda for a meeting.

5.6.3                        On the request of a Party, and with the unanimous consent of all Parties, the Management Committee may consider at a meeting a proposal not contained in such meeting's agenda.

5.7                                          Operator’s Duties for Meetings

5.7.1                        With respect to meetings of the Management Committee and any subcommittee, Operator’s duties shall include, but not be limited to:

(a)                                       Timely preparation and distribution of the agenda;

(b)                                      Organisation and conduct of the meeting; and

(c)                                       Preparation of a written record or minutes of each meeting.

5.8                                          Voting Procedure

5.8.1                        A Party shall have a voting interest equal to its Paying Interest.

5.8.2                        Except as otherwise expressly provided in this Contract, all decisions, approvals and other actions of the Management Committee on all proposals coming before it under this Contract shall be decided by the affirmative vote of at least two (2) Parties which are not Affiliates then having collectively a greater than sixty-five percent (65%) of the Paying Interests.

5.8.3                        Notwithstanding the provisions of Article 5.8.1 all decisions of the Management Committee in respect of the following matters shall be made by the affirmative vote of the Parties having individually or in aggregate a Paying Interest of one hundred (100%) percent:

(a)                                       any surrender of the right to explore for and produce Hydrocarbons from a part of the Area of Interest which is not mandatory pursuant to the terms of the Petroleum Agreement;

(b)                                      to suspend Exploration Works for any reason other than Force Majeure;

(c)                                       performance of any Exploration Work in excess of the Minimum Exploration Work Programme subject to the Sole Risk provisions contained in Article 7;

(d)                                      amending or terminating the Petroleum Agreement in accordance with the Hydrocarbon Code; and

(e)                                       unitisation in accordance with the terms of the Petroleum Agreement with an adjoining area, subject to section 30 of the Hydrocarbon Law;

5.8.4                        Notwithstanding the provisions of Article 5.8.2 and 5.8.3 all decisions of the Management Committee in respect of the following matters shall be made by a unanimous vote of the Parties:

(a)                                       the suspension of Joint Operations other than Exploration Works for any reason other than Force Majeure;

(b)                                      the terms, conditions and modification of the Lifting Agreement;

(c)                                       the determination that a Discovery is a Commercial Discovery;

(d)                                      the approval of any Development Plan and application for any Exploitation Concession pursuant to Article 6.2;

(e)                                       the approval of any recommendation to set up a joint operating company other than Operator to operate an Exploitation Concession.

5.8.5                        Except as otherwise expressly provided in this Contract, all the Parties shall be bound by each decision of the Management Committee duly made in accordance with the provisions of this Contract.

5.9               Record of Votes

The chairman of the Management Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Management Committee meeting. Each representative shall sign and be provided with a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Management Committee.

5.10                                         Petroleum Agreement Provisions

5.10.1                In respect of the Minimum Exploration Work Programme and Minimum Expenditure Obligation under the Petroleum Agreement, the Management Committee shall, unless and to the extent that relief from such obligations is sought and obtained by the Parties, determine the manner in which and the time at which such obligations are to be discharged provided that, if the Management Committee has not in relation to any obligation to drill a well made a decision on the location thereof by a date which is six (6) months prior to the expiry of the applicable period for the discharge of the obligation to drill such well, the Operator shall promptly propose to the Parties a location for the well. The Parties shall give full and fair consideration to the proposal for fulfilling such Minimum Exploration Work Programme and shall vote thereon in accordance with Article 5.8.2. If such decision cannot be reached, the decision shall be taken by the simple majority vote of the Paying Interests. If a simple majority of the Paying Interest cannot be reached, then the proposal supported by the greatest aggregate Paying Interest shall be deemed approved by the Parties. If one proposal is not supported by a greatest aggregate Paying Interest, then the proposal supported by the Operator shall be deemed approved.

5.10.2                In respect of any decision regarding continuation of the Petroleum Agreement upon the expiry of the Initial Period followed by any successive Extension Periods respectively or any extension thereof, a vote by any Party against continuation shall be ignored and the matter decided, without prejudice to each Party’s right to withdraw pursuant to Article 13 according to the wishes of those of the Parties desiring to continue the Petroleum Agreement. Such Parties shall also determine the areas to be relinquished if such relinquishment is required to continue the Petroleum Agreement.

5.11                                         Minutes

The secretary shall provide each Party with a copy of the minutes of the Management Committee meeting within fifteen (15) Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice of its objections to the minutes to the secretary. A failure to give notice, specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 5.9 shall take precedence over the minutes described above.

5.12              Voting by Notice

5.12                                         Voting by Notice

5.12.1                In lieu of a meeting, Operator may submit any proposal for a decision of the Management Committee by giving each representative proper notice describing the proposal so submitted. Each Party shall communicate its vote by proper notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(a)                                  Twenty-four (24) hours in the case of operations which involve the use of a drilling rig that is standing by in the Area of Interest.

(b)                                 Fourteen (14) Days in the case of all other proposals.

(c)                                  Fourteen (14) Days in  the case of a supplemental AFE if submitted for approval.

5.12.2                Except in the case of Article 5.12.1 (a), any Non-Operator may, by notice delivered to all Parties within five (5) Days of receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

5.12.3                Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

5.12.4                If a meeting is not requested, then at the expiry of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13                                         Effect of Vote

All decisions taken by the Management Committee pursuant to this Article shall be conclusive and binding on all the Parties, except that:

5.13.1                If pursuant to this Article, a Joint Operation, other than an operation to fulfil the Minimum Exploration Work Programme, has been properly proposed to the Management Committee and the Management Committee has not approved such proposal in a timely manner, then any Party shall have the right for the appropriate period specified below to propose, in accordance with Article 7, a Sole Risk Project involving operations essentially the same as those proposed for such Joint Operation:

(a)                                  For proposals involving the use of a drilling rig that is standing by in the Area of Interest, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12.1 (a) has expired or after receipt of Operator’s notice given pursuant to Article 5.12.4, as applicable.

(b)                                 For proposals to apply for an Exploitation Concession, in order to develop a Commercial Discovery, such right shall be exercisable for ten (10) Days after the date the Management Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12;

(c)                                  For all other proposals, such right shall be exercisable for five (5) Days after the date the Management Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

5.13.2                Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well has been approved and commenced, such operation shall not be discontinued without the consent of the Management Committee; provided, however, that such operation may be discontinued if:

(a)                                  an impenetrable substance or other condition in the hole is encountered which in the reasonable judgement of Operator renders the continuation of such operation to be uneconomic; or

(b)                                 other circumstances occur which in the reasonable judgement of Operator cause the continuation of such operation to be unwarranted and after notice the Management Committee within the period required under Article 5.12.1 (a) or 5.12.1(b) approves discontinuing such operation.

5.13.3                On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 a Sole Risk Project to continue such operation.

ARTICLE 6 - WORK PROGRAMMES AND BUDGETS

6.1                                               Exploration Works

6.1.1                      Within thirty (30) Days after the Effective Date of this Contract, Operator shall deliver to the Parties a proposed Work Programme and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. Within thirty (30) Days of such delivery, the Management Committee shall meet to consider and to endeavour to agree a Work Programme and Budget.

6.1.2                      Thereafter on or before the thirtieth (30th) Day of September of each Calendar Year, Operator shall deliver to the Parties a proposed Work Programme and Budget detailing the Joint Operations to be performed for the following Calendar Year. Not later than 30 November of each Calendar Year, the Management Committee shall meet to consider and to endeavour to agree on a Work Programme and Budget. Each Budget shall include any other information requested by the Management Committee or required by the Accounting Procedure.

The Work Programme and Budget agreed pursuant to this Article 6.1 shall include the Minimum Exploration Work Programme, or at least that part of such Minimum Exploration Work Programme required to be carried out during the Calendar Year in question under the terms of the Petroleum Agreement. Minimum Exploration Work Programme shall not be subject to the Sole Risk provisions of Article 7 and KOSMOS and its eventual assignees shall bear all costs and expenses thereto in relation to its (their) Paying Interests.

6.1.3                      Subject to Article 6.7, approval of any such Work Programme and Budget, which includes an Exploration or an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for only expenditures necessary for the drilling, Deepening or Sidetracking of such well, as applicable. When an Exploration or an Appraisal Well has reached its authorised depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.12.1(a) an election to participate in an attempt to Complete such well. Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

6.1.4                      If a Discovery is made, the Operator shall advise the Parties as soon as possible and deliver notice of Discovery required pursuant to section 39 of the Hydrocarbon Law. As soon as practicable, but in no event later than thirty (30) Days after said Discovery, the Operator shall submit to the Parties a report containing available details concerning the Discovery and the Operator’s recommendation as to whether the Discovery merits appraisal and/or further studies. Such recommendation shall include a preliminary technical and commercial evaluation of development feasibility. Within thirty (30) Days, the Management Committee will make a determination whether the Discovery merits appraisal. If the Management Committee determines that the Discovery merits appraisal, the Operator shall, as soon as practical, but in no event later than thirty (30) Days after said determination, deliver to the Parties a proposed Work Programme and Budget for the appraisal of the Discovery.

6.1.5                      Within thirty (30) Days of such delivery, or earlier if necessary, the Management Committee shall meet to consider, modify and then either approve or reject the appraisal Programme and a revised Work Programme and Budget.

6.2                                               Development and Exploitation Works

6.2.1                      Following the execution of an Appraisal Programme for a Discovery, the Operator shall as soon as practicable submit to the Parties a report containing the results of that Appraisal Programme and the Operator’s assessment as to whether the Discovery is potentially a Commercial Discovery. If so instructed by the Management Committee, the Operator shall as soon as practicable, in consultation with the other Parties, prepare an deliver to the Management Committee a preliminary Development Plan.

6.2.2                      If, on the basis of the preliminary Development Plan, the Management Committee determines that a Discovery is a Commercial Discovery pursuant to Article 5.8.4(d), the Operator shall make a declaration of commerciality as required under the Hydrocarbon Law to the Minister in charge of Energy. The Operator will as soon as practicable prepare the Development Plan in final form and resubmit to the Management Committee for approval, together with the first annual Work Programme and Budget and provisional Work Programmes and Budgets for the remainder of the development of the Commercial Discovery, which shall contain, inter alia:

(a)                                  Details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(b)                                 An estimated date for the commencement of production and of the annual rates of production on a Calendar Year basis through abandonment;

(c)                                  A delineation of the proposed Exploitation Area; and

(d)                                 Any other information requested by the Management Committee or required by the Accounting Procedure.

6.2.3                      In the event that a Discovery is declared a Commercial Discovery all costs relating to the preparation of the Development Plan are considered Development and Exploitation Works and will be for the account of all Parties (including ONHYM).

6.2.4                      In the event that one or more Parties fail to agree to the Development Plan, the said Parties may request that a period of time be granted to enable the Development Plan to be re-examined; the period shall be a maximum of ninety (90) Days starting from the date of the Management Committee meeting held pursuant to this Article or a lesser period as agreed by all the Parties.

6.2.5                      In the event the Parties fail to reach a unanimous decision on the Development Plan within the time limits specified above in Article 6.2.4, the Party or Parties which have agreed thereto, shall have the exclusive right to proceed at their own risk and at their own cost and liability, with the application for an Exploitation Concession, subsequent development operations and commencement of production, as well as any other operations in field in question pursuant to Article 7.

6.2.6                      If the Development Plan is approved by the Parties and the Exploitation Concession awarded, Operator shall, on or before the thirtieth (30th) Day of September of each Calendar Year submit a Work Programme and Budget for the Exploitation Area, for the following Calendar Year. Not later than 30 November of each Calendar Year, the Management Committee shall endeavour to agree to such Work Programme and Budget, including any necessary or appropriate revisions to the Work Programme and Budget for the approved Development Plan.

6.2.7                      Unless otherwise agreed by unanimous vote of the Management Committee, the Operator shall not be obliged nor shall it be entitled to perform any work or incur any expenditure or indebtedness hereunder for the Joint Account until an Exploitation Concession has been awarded to the Parties pursuant to the Petroleum Agreement and the Hydrocarbon Code.

6.3                                               Production

On or before the thirtieth (30th) Day of September of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Programme and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year and include any other information requested by the Management Committee or required by the Accounting Procedure. Not later than 30 November of each Calendar Year, the Management Committee shall agree upon a production Work Programme and Budget.

6.4                                               Itemisation of Expenditures

6.4.1                      During the preparation of the proposed Work Programmes and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the Management Committee regarding the contents of such Work Programmes and Budgets and Development Plans.

6.4.2                      Each Work Programme and Budget and Development Plan submitted by Operator shall contain an itemised estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question in accordance with the provisions of the Accounting Procedure.

6.4.3                      The Work Programme and Budget shall designate the portion or portions of the Area of Interest in which Joint Operations itemised in such Work Programme and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Management Committee may deem suitable.

6.5                                               Contract Awards

6.5.1                      Operator shall award each contract for approved Joint Operations on the following basis (the amounts stated are in U.S. dollars):

	Procedure A	Procedure B	Procedure C
Exploration Works	$0 to $250,000	$250,000 to $1,000,000	>$1,000,000
Development Operations and Exploitation Works	$0 to $300,000	$300,000 to $1,000,000	>$1,000,000

Procedure A

Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Management Committee, except that before entering into contracts with Affiliates, Operator shall obtain approval of all contracts (i) exceeding U.S. dollars one hundred thousand (U.S. $100,000), and (ii) of any amount after five (5) contracts between Operator and its Affiliates have been entered into specific to a particular Development Plan.

Procedure B

Operator shall:

i)                                         Provide the Parties with a list of the entities, of which at least two shall be obtained from third parties (who shall not be Affiliated parties of the Parties), whom Operator proposes to invite to tender for the said contract;

ii)                                      Add to such list any appropriately qualified entity whom a Party requests to be added within fourteen (14) Days of receipt of such list;

iii)                                   Complete the tendering process within a reasonable period of time;

iv)                                  Inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of the Operator which exceed U.S. dollars one hundred thousand (U.S.$100,000) or which exceed the number permitted by Procedure A above, Operator shall obtain the approval of the Management Committee;

v)                                     Circulate to the Parties a competitive bid analysis stating the reasons for the choice made;

vi)                                  Upon the request of a Party, provide such Party with a copy of the final version of the contract awarded;

vii)                               The Operator may, at its discretion, by notice to the Non- Operators waive the competitive tender procedure described under this Procedure B unless a Party or Parties holding in aggregate Paying Interests of at least ten percent (10%) otherwise requires within five (5) Working Days of receipt of notice.

Procedure C

Operator shall:

i)                                         Provide the Parties with a list of the entities, of which at least two shall be obtained from third parties (who shall not be Affiliated parties of the Parties), whom Operator proposes to invite to tender for the said contract;

ii)                                      Add to such list any appropriately qualified entity whom a Party requests to be added within fourteen (14) Days of receipt of such list;

iii)                                   Prepare and dispatch the tender documents to the entities on the list as aforesaid to Non-Operators;

iv)                                  After the expiry of the period allowed for tendering, consider and analyse the details of all bids received;

v)                                     Prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons therefor, and the technical, commercial and contractual terms to be agreed upon;

vi)                                  Obtain the approval of the Management Committee of the recommended bid;

vii)                               Upon the request of a Party, provide such Party with a copy of the final version of the contract; and

viii)                            The Operator may, at its discretion, by notice to the Non-Operators waive the competitive tender procedure unless a Party or Parties holding in aggregate Paying Interests of at least ten percent (10%) otherwise requires within five (5) Working Days of receipt of notice.

6.5.2                      The Operator will use reasonable endeavours to ensure that any such contract can be freely assigned to any of the Non-Operators in the event of any change of the Operator under Article 4.

6.6                                               Authorisation for Expenditure (“AFE”) Procedure

6.6.1                      Prior to incurring any commitment or expenditure for the Joint Account, Operator shall send to each Non-Operator an AFE. Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to Articles 3.4 and 4.2.2 (h), general and administrative costs, nor any costs below one hundred thousand U.S. Dollars (U.S.$100,000) other than workovers, that are listed as separate line items in an approved Work Programme and Budget. An AFE shall include the information set out in and be prepared in accordance with the Accounting Procedure. To the extent the Management Committee approves an AFE, the Operator shall be authorised and obliged in accordance with the terms of the Accounting Procedure to proceed with such commitment or expenditure.

6.6.2                      Notwithstanding any other provision of this Contract, all AFEs presented for operations within an approved Work Programme and Budget shall be for informational purposes only. Approval of an operation in the Work Programme and Budget shall authorize Operator to conduct the operation (subject to Article 6.7) without further authorization from the Management Committee.

6.7                                               Over expenditures of Work Programmes and Budgets

6.7.1                      For expenditures on any AFE, or where an AFE is not required, and for any line item of an approved Work Programme and Budget, Operator shall be entitled to incur without further approval of the Management Committee an over expenditure for such line item up to ten percent (10%) of the AFE or Work Programme and Budget line item as applicable; provided that the cumulative total of all over expenditures for a Calendar Year shall not exceed five percent (5%) of the total Work Programme and Budget in question.

6.7.2                      At such time that Operator is certain that the limits of Article 6.7.1 will be exceeded, Operator shall furnish a supplemental AFE for the estimated over expenditures to the Management Committee for its approval and shall provide the Parties with full details of such over expenditures. Operator shall promptly give notice of the amounts of over expenditures when actually incurred.

6.7.3                      The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures as set out in Article 4.2.2 (k) and Article 13.5.

6.8                                               Amendments

Any Party may by notice to the other Parties propose that an approved Work Programme and Budget be amended. To the extent that the Management Committee approves such amendment, such items shall be deemed amended accordingly provided always that such amendment shall not invalidate any authorised commitment or expenditure made by the Operator prior thereto.

6.9                                               Cost Sharing

6.9.1                      With the exception of the provisions of Article 4.2.4 of the Petroleum Agreement, all costs and expenses incurred pursuant to the Petroleum Agreement and this Contract by the Operator in conducting Joint Operations in any Exploitation Concession shall be borne by the Parties in proportion to their respective Participating Interest in said Exploitation Concession.

6.9.2                      All costs and expenses incurred by the Operator in conducting Joint Operations shall be determined and regulated in the manner prescribed in the Accounting Procedure. The Operator must keep cost and expense ledgers in accordance with the Accounting Procedure. In the event of a contradiction between this Contract and the Accounting Procedure, the provisions of this Contract shall prevail.

ARTICLE 7 — SOLE RISK

7.1                                               General Provisions

7.1.1                         No Sole Risk Project may be carried out during the Exploration Period, prior to satisfaction of the Minimum Exploration Work Programme as determined under the Petroleum Agreement or if such Sole Risk Project is substantially similar to or conflicts with all or part of any Work Programme and Budget approved by the Management Committee and current at the commencement of the Sole Risk Project, nor shall ONHYM have the right to propose any Sole Risk Project relating to Exploration Works. No Sole Risk Project may be proposed or conducted within an Exploitation Concession by any Party following commencement of Development Works within such Exploitation Concession.

7.1.2                      The following operations may be proposed and conducted as a Sole Risk Project subject to the terms of this Artilce 7.

(i)                                     Drilling of Exploration Wells or Appraisal Wells after the Minimum Exploration Work Programme has been fulfilled;

(ii)                                  Deepening or Sidetracking of any Exploration Well or Appraisal Well which has been drilled as a Sole Risk Project;

(iii)                               Deepening or Sidetracking of any Exploration Well or Appraisal Well which has been drilled as a Joint Operation and has not made a Discovery;

(iv)                              Testing of any Exploration or Appraisal Well;

(v)                                 Determination of a Commercial Discovery; and/or

(vi)                              The approval and implementation of a Development Plan.

The procedures relating to Sole Risk Projects relating to 7.1.2 (i) to (vi) inclusive are governed by Article 7.2. No other type of operation may be proposed or conducted as a Sole Risk Project.

7.1.3                         In the event that ONHYM elects not to participate in the exploitation of a Commercial Discovery, ONHYM shall use best endeavours to assist the Participating Parties in an application for the award of the relevant Exploitation Concession and promptly following such award, assign its entire interest in such Exploitation Concession awarded to it to the Participating Parties prorata and at no cost.

ONHYM shall have the right to participate in an amount equal to its maximum Participating Interest of twenty-five (25%) percent in any Sole Risk Project, but shall not have the right to propose any Sole Risk Project.

7.1.4                           A Sole Risk Party shall exercise all necessary precautions to ensure that a Sole Risk Project does not unreasonably jeopardise, hinder or-interfere with the Joint Operations.

7.1.5                      A Sole Risk Party shall be entitled to use for a Sole Risk Project, any data and information which it owned jointly with the Non-Sole Risk Parties.

7.2                                Procedure to Propose Sole Risk Projects

7.2.1                       Subject to Article 7.1, if any Party proposes to conduct a Sole Risk Project, such Party shall give notice of the proposed operation to all Parties, other than Parties who may have relinquished their Participating Interest in that portion of the Area of Interest in which the proposed operation is to be conducted. Such notice shall specify that such operation is proposed as a Sole Risk Project, the work to be performed, the location, and the objectives and estimated cost of such operation.

7.2.2                       Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(a)                                  For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework involving the use of a drilling rig that is standing by in the Area of Interest, any such Party wishing to exercise such right must so notify Operator within twenty-four (24) hours after receipt of the notice proposing the Sole Risk Project.

(b)                                 For proposals to apply for an Exploitation Concession to develop a Discovery, any Party wishing to exercise such right must so notify the Party proposing to develop within twenty (20) Days after receipt of the notice proposing the Sole Risk Project.

(c)                                  For all other proposals, any such Party wishing to exercise such right must so notify Operator within ten (10) Days after receipt of the notice proposing the Sole Risk Project.

7.2.3                       Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

7.2.4                       No Party may propose or commence a Sole Risk Project under this Article during a period of time when Joint Operations or Sole Risk Projects are then being conducted with respect to the drilling, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or Plugging of a well except where such Sole Risk Project is proposed in respect of that well; provided that a Party may conduct such a Sole Risk Project under this Article during such a period of time if the Operator is satisfied that the Sole Risk Project will not materially interfere with Joint Operations.

7.2.5                       If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

7.2.6                       If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(a)                                  The Party proposing the Sole Risk Project, together with any other Sole Risk Parties, shall have the right, exercisable for the applicable notice period set out in Article 7.2.2 to instruct Operator (subject to Article 7.9.7) to conduct the Sole Risk Project. Operator shall commence such sole risk Project for the account of the Sole Risk Parties as promptly as practicable and conduct it with due diligence in accordance with this Contract.

(b)                                 If the Sole Risk Project is conducted, the Sole Risk Parties shall hear the sole liability and expense of such Sole Risk Project in a fraction, the numerator of which is such Sole Risk Party’s Paying Interest as stated in Article 3.1.2 and the denominator of which is the aggregate of the Paying Interests of the Sole Risk Parties as stated in Article 3.1.2, or in such other proportion totalling one hundred percent (100%) of such liability and expense as the Sole Risk Parties may agree.

(c)                                  If such Sole Risk Project has not been commenced within one hundred twenty (120) Days (excluding any extension specifically agreed by all Parties or allowed by the Force Majeure provisions of Article 16), after the date of the instruction given to Operator under Article 7.2.6(a) the right to conduct such Sole Risk Project shall terminate.  If any Party still desires to conduct such Sole Risk Project, written notice proposing such operation must be resubmitted to the Parties in accordance with Article 5 as if no proposal to conduct a Sole Risk Project had been previously made.

7.3                                Responsibility for Sole Risk Projects

7.3.1                       The Sole Risk Parties shall bear, in accordance with the Paying Interests agreed under Article 7.2.6 the entire cost and liability of conducting a Sole Risk Project and shall indemnify and hold the Non-Sole Risk Parties harmless from any and all costs and liabilities incurred incident to such Sole Risk Project (including but not limited to all costs, expenses and liabilities for environmental loss or damage, indirect, criminal or any other similar indirect damages or losses arising from business interruption, reservoir or formation damage, inability to produce Hydrocarbons, loss of profits, pollution control and environmental amelioration or rehabilitation) and shall keep the Area of Interest free and clear of all liens and encumbrances of every kind created by or arising from such Sole Risk Project, except such liens, and encumbrances which burden only such Sole Risk Parties’ Paying Interests.

7.3.2                       Notwithstanding Article 7.3.1, each Party shall continue to bear its Paying Interest under Articles 3.1.2 share of the cost and liability incident to the operations in which it participated, including but not limited to plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Sole Risk Project.

7.4                                Consequences of Sole Risk Projects

7.4.1                       With regard to any Sole Risk Project, for so long as a Non-Sole Risk Party has the option to reinstate the rights it relinquished under Article 7.4.2 below, such Non-Sole Risk Party shall be entitled to have access concurrently with the Sole Risk Parties to all data and other information relating to such Sole Risk Project.

7.4.2                       With regard to any Sole Risk Project and subject to Articles 7.4.3 and 7.8 below, each Non-Sole Risk Party shall be deemed to have relinquished to the Sole Risk Parties, and the Sole Risk Parties shall be deemed to own in the Sole Risk Project, in proportion to their respective Participating Interests:

(a)                                  All of each such Non-Sole Risk Party’s right to participate in further operations on any Discovery made in the course of such Sole Risk Project; and

(b)                                 All of each such Non-Sole Risk Party’s right pursuant to the Petroleum Agreement to take and dispose of Hydrocarbons produced and saved:

i)                                         From the well in which such Sole Risk Project was conducted, and

ii)                                      From any wells drilled to appraise or develop a Discovery made or appraised in the course of such Sole Risk Project.

7.4.3                       A Non-Sole Risk Party shall have the following and only the following options to reinstate the rights it relinquished pursuant to Article 7.4.2:

(a)                                  If the Sole Risk Parties decide to appraise a Discovery made in the course of a Sole Risk Project, the Sole Risk Parties shall submit to each Non-Sole Risk Party the approved Appraisal Programme. For thirty (30) Days (or forty-eight (48) hours if the drilling rig which is to be used in such Appraisal Programme is standing by in the Area of Interest) from receipt of such Appraisal Programme, each Non- Sole Risk Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4.2 and to participate in such Appraisal Programme. The Non-Sole Risk Party may exercise such option by notifying Operator within the period specified above that such Non-Sole Risk Party agrees to bear its Paying Interest share under Article 3.1.2 of the expense and liability of such Appraisal Programme, to pay the lump sum amount as set out in Article 7.5.1 and to pay the Cash Premium as set out in Article 7.5.2.

(b)                                 If the Sole Risk Parties decide to apply for an Exploitation Concession to develop a Discovery made or appraised in the course of a Sole Risk Project, the Sole Risk Parties shall submit to the Non-Sole Risk Parties a Development Plan substantially in the form intended to be submitted as an application for an Exploitation Concession to the Ministry of Energy under the Petroleum Agreement and the Hydrocarbon Law. For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Petroleum Agreement, each Non-Sole Risk Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4.2 and to participate in such Development Plan. The Non-Sole Risk Party may exercise such option by notifying the Party proposing to act as Operator for such Development Plan within the period specified above that such Non-Sole Risk Party agrees to bear its Paying Interest share under Article 3.1.2 of the liability and expense of such Development Plan and such future operating and producing costs, to pay the lump sum amount as set out in Article 7.5.1 and to pay the Cash Premium as set out in Article 7.5.2.

(c)                                  If the Sole Risk Parties decide to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework a Sole Risk Well and such further operation was not included in the original proposal for such Sole Risk Well, the Sole Risk Parties shall submit to the Non-Sole Risk Parties the approved AFE for such further operation. For thirty (30) Days (or forty-eight (48) hours if the drilling rig which is to be used in such operation is standing by in the Area of Interest) from receipt of such AFE, each Non-Sole Risk Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4.2 and to participate in such operation. The Non-Sole Risk Party may exercise such option by notifying Operator within the period specified above that such Non-Sole Risk Party agrees to bear its Paying Interest share under Article 3.1.2 of the liability and expense of such further operation, to pay the lump sum amount as set out in Article 7.5.1 and to pay the Cash Premium as set out in Article 7.5.2.

7.4.4                       If a Non-Sole Risk Party does not properly and in a timely manner exercise such option, including paying in a timely manner in accordance with Article 7.5 all lump sum amounts and Cash Premium due to the Sole Risk Parties, such Non-Sole Risk Party shall have forfeited the options as set out in Article 7.4.3 and the right to participate in the proposed Work Programme and Budget, unless such Work Programme and Budget, plan or operation is materially modified or expanded. In which case, a new notice and option will be given to the Non-Sole Risk Parties.

7.4.5                       A Non-Sole Risk Party shall become a Sole Risk Party with regard to a Sole Risk Project at such time as the Non-Sole Risk Party gives proper notice pursuant to Article 7.4.3; provided, however, that such Non-Sole Risk Party shall in no way be deemed to be entitled to any lump sum amount Cash Premium paid incident to such Sole Risk Project. The Participating Interest of such Non-Sole Risk Party in such Sole Risk Project shall be its Participating Interest set out in Article 3. The Sole Risk

Parties shall contribute, in proportion to their respective Paying Interests in such Sole Risk Project, the Participating Interest of the Non-Sole Risk Party. If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

7.4.6                       If, after the expiry of the period in which a Non-Sole Risk Party may exercise its option to participate in a Development Plan, the Sole Risk Parties desire to proceed, the Party chosen by the Sole Risk Parties proposing to act as Operator for such development shall give notice to ONHYM under the appropriate provision of the Petroleum Agreement requesting a meeting to advise ONHYM that the Sole Risk Parties consider the Discovery to be a Commercial Discovery. Following such meeting, the Operator for such development shall designate a corresponding Exploitation Area. Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan, in which case a new notice and option will be given to the Non-Sole Risk Parties, each Non-Sole Risk Party to such Development Plan shall be deemed to have:

(a)                                  Forfeited all economic interest in such Exploitation Area; and

(b)                                 Assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of and on behalf of the Sole Risk

7.5                                Premium to Participate in Sole Risk Project

7.5.1                       Within thirty (30) Days of the exercise of its option under Article 7.4.3, each such Non-Sole Risk Party shall pay in immediately available funds to the Sole Risk Parties who took the risk of such Sole Risk Projects in proportion to their respective Paying Interests under Article 3.1.2 in such Sole Risk Projects a lump sum amount payable in the currency designated by such Sole Risk Parties. Such lump sum amount shall be equal to such Non-Sole Risk Party’s Paying Interest share under Article 3.1.2 of all liabilities and expenses, including overhead, that were incurred in every Sole Risk Project relating to the Discovery or well, as the case may be, in which the Non-Sole Risk Party desires to reinstate the rights it relinquished pursuant to Article 7.4.3, and that were not previously paid by such Non- Sole Risk Party.

7.5.2                       In addition to Article 7.5.1, if a Cash Premium is due within thirty (30) Days of the exercise of its option under Article 7.4.3, except as otherwise provided in Article 7.5.2.1, each such Non-Sole Risk Party shall pay in immediately available funds, in the currency designated by the Sole Risk Parties who took the risk of such Sole Risk Projects, to such Sole Risk Parties in proportion to their respective Paying Interests under Article 3.1.2 a Cash Premium equal to the total of:

(a)                                one thousand percent (1000%) of such Non-Sole Risk Party's Paying Interest share under Article 3.1.2 of all liabilities and expenses, including overhead, that were incurred in any Sole Risk Projects relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Sole Risk Party desires to reinstate the rights it relinquished pursuant to Article 7.4.2, and that were not previously paid by such Non-Sole Risk Party; plus

(b)                               six hundred percent (600%) of the Non-Sole Risk Party's Paying Interest share under Article 3.1.2 of all liabilities and expenses that were incurred in any Sole Risk Project relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking for the Appraisal Well which delineated the Discovery in which the Non-Sole Risk Party desires to reinstate the rights it relinquished pursuant to Article 7.4.2, and that were not previously paid by such Non-Sole Risk Party.

7.5.2.1              Notwithstanding the foregoing, each such Sole Risk Party shall have the option in lieu of receiving immediate payment of such amounts as provided in Article 7.5.2 (a) and (b) above, upon notice given to such Non-Sole Risk Party, to require that any Non-Sole Risk Party desiring to reinstate the rights it relinquished pursuant to Article 7.4.3 bear one hundred percent (100%) of the Cash Calls made on such Sole Risk Party in respect of both Joint Operations and Sole Risk Operations until such Non-Sole Risk Party has reimbursed the full amount due from it under Article 7.5.2. Unless otherwise agreed, any balance remaining unreimbursed at the end of, or upon a Party's withdrawal from, the subject Exploitation Area will be reimbursed by cash payment in the manner provided above. The due date for any such payment shall be fifteen (15) Days after notice from Operator of the balance remaining unreimbursed. With respect to Parties who are participants in an on-going Exploitation Area, any balance remaining unreimbursed after twenty-four (24) months from the date of the notice given above by such Sole Risk Party electing to defer immediate payment shall be settled through allocation from the Non-Sole Risk Party to the Sole Risk Party of an additional share of such Non-Sole Risk Party's production Entitlement, such allocation timed to enable the reimbursement to be completed in not more than thirty (30) months from the date of said notice.

7.6                                Order of Preference of Operations

7.6.1                       Except as otherwise specifically provided in this Agreement, if any Party desires to propose an operation that will conflict with an existing proposal for a Sole Risk Project, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours if the drilling rig to be used is standing by in the Area of Interest) from receipt of the proposal for the Sole Risk Project, to deliver to all Parties entitled to participate in the proposed operation such Party's alternative proposal. Such alternative proposal shall contain the information required under Article 7.2.1.

7.6.2                       Each Party receiving such proposals shall elect by delivery of notice to Operator within the appropriate response period set out in Article 7.2.2 to participate in only one of the competing proposals. Any Party not notifying Operator within the response period shall be deemed not to have voted.

7.6.3                       The proposal receiving the largest aggregate Paying Interest vote under Article 3.1.2 shall have priority over all other competing proposals. In the case of a tie vote, the Operator shall choose among the proposals receiving the largest aggregate Paying Interest vote under Article 3.1.2. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days of the end of the response period (or twenty-four (24) hours if the drilling rig to be used is standing by in the Area of Interest).

7.6.4                       Each Party shall then have two (2) Days (or twenty-four (24) hours if the drilling rig to be used is standing by in the Area of Interest) from receipt of such notice to elect by delivery of notice to Operator whether such Party will participate in such Sole Risk Project, or will relinquish its interest pursuant to Article 7.4.2. Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.6.5                       Notwithstanding the provisions of Article 7.4.2, if for reasons other than the encountering of granite or other practically impenetrable substances or any other condition in the hole rendering further operations impracticable, a well drilled as a Sole Risk Project fails to reach the deepest target Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Sole Risk Party who submitted or voted for an alternative proposal under this Article to drill such well to a shallower Zone than the deepest target Zone proposed in the notice under which such well was drilled. Each such Non-Sole Risk Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate in the initial proposed Completion of such well. Each such Non-Sole Risk Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its share of the cost of drilling such well, calculated in the manner provided in Article 7.8.2, to its deepest depth drilled in the Zone in which it is Completed. If any such Non-Sole Risk Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4.2 shall continue to apply to such Non-Sole Risk Party’s interest.

7.7                                Stand-By Costs

7.7.1                       When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand-by costs incurred pending response to any Party's notice proposing a Sole Risk Project for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand-by costs incurred subsequent to all Parties responding, or to the expiry of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Sole Risk Project in proportion to their Paying Interests under Article 3.1.2, regardless of whether such Sole Risk Project is actually conducted.

7.7.2                       If a further operation is proposed while the drilling rig to be utilised is on location, any Party may request and receive up to five (5) additional Days after expiry of the applicable response period specified in Article 7.2.2 within which to respond by notifying Operator that such Party agrees to bear all stand-by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand-by costs shall be allocated between such Parties on a day-to-day basis in proportion to their Paying Interests under Article 3.1.2.

7.8                                Special Considerations Regarding Deepening and Sidetracking

7.8.1                       A Sole Risk Well shall not be Deepened or Sidetracked without first affording the Non-Sole Risk Parties the opportunity to participate in such operation in accordance with this Article.

7.8.2                       In the event any Sole Risk Party desires to Deepen or Sidetrack a Sole Risk Well, such Party shall initiate the procedure contemplated by Article 7.2. If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Sole Risk Party to the Sole Risk Well elects to participate in such Deepening or Sidetracking operation, such Non-Sole Risk Party shall not owe any Cash Premium and such Non-Sole Risk Party’s payment pursuant to Article 7.5.1 shall be such Non-Sole Risk Party’s Paying Interest share under Article 3.1.2 of the liabilities and expenses incurred in connection with drilling the Sole Risk Well from the surface to the depth previously drilled which such Non-Sole Risk Party would have paid had such Non-Sole Risk Party agreed to participate in such Sole Risk Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Sole Risk Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Sole Risk Parties.

7.9                                Miscellaneous

7.9.1                       Each Sole Risk Project shall be carried out by the Sole Risk Parties acting as the Management Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Sole Risk project and subject to the terms and conditions of the Petroleum Agreement.

7.9.2                       The computation of liabilities and expenses incurred in Sole Risk Projects, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

7.9.3                       Operator shall maintain separate books, financial records and accounts for Sole Risk Projects which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Sole Risk Parties and each of the Non-Sole Risk Parties so long as the latter are, or may be, entitled to elect to participate in such operations.

7.9.4                       Operator, if it is not a Sole Risk Party and it is conducting a Sole Risk Project for the Sole Risk Parties, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Sole Risk Projects until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Sole Risk Projects conducted by it.

7.9.5                       Should the submission of a Development Plan be approved in accordance with Article 5.8, or should any Party propose a development in accordance with Article 7, with either proposal not calling for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Sole Risk Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 7.5. If such an Appraisal Well is produced, the Sole Risk Party or Parties shall own and have the right to take in kind and separately dispose of all of the Non-Sole Risk Parties’ Entitlement from such Appraisal Well until the value thereof, determined in accordance with Article 6 of the Petroleum Agreement, equals one hundred percent (100%) of such Non-Sole Risk Parties’ Participating Interest shares of all liabilities and expenses, including overhead, that were incurred in any Sole Risk Operations relating to the Appraisal Well. If, as the result of drilling such Appraisal Well as a Sole Risk Operation, the Party proposing to apply for an Exploitation Area decides to not develop the reservoir, then each Non-Sole Risk Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Sole Risk Party the amount such Non-Sole Risk Party would have paid if such Appraisal Well had been drilled as a Joint Operation.

7.9.6                       In the case of any Sole Risk Project for Deepening, Testing, Completing, Sidetracking Plugging Back, Recompleting or Reworking, the Sole Risk Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well that is not needed for Joint Operations, but the ownership of all such equipment shall remain unchanged. On abandonment of a well after such Sole Risk Project, the Sole Risk Parties shall account for all such equipment to the Parties, who shall receive their respective Participating Interest shares, in value, less cost of salvage.

7.9.7                       If Operator is a Non-Sole Risk Party to a Sole Risk Project to develop a Discovery, then subject to obtaining any necessary State approval Operator may resign, but in any event shall resign on the request of the Sole Risk Parties, as Operator for the Exploitation Area for such Discovery and the Sole Risk Parties shall select a Party to serve as Operator.

The royalties and any bonuses allocated to joint Operations shall be apportioned where appropriate between Sole Risk Parties and Non Sole Risk Parties by mutual agreement, it being understood that the royalties allocated to the Joint Operations shall not exceed the royalties that such Joint Operations would have incurred if no Sole Risk Projects had been performed. If an agreement is not reached within one hundred and eighty (180) Days from the declaration of Commercial Discovery, Article 18 shall apply.

ARTICLE 8 - DEFAULT

8.1                                Default and Notice

Any Party that fails to pay when due its Paying Interest share of Joint Account expenses, including Cash Calls, shall be in default under this Contract (a “Defaulting Party”). Operator, or any non-defaulting Party in the case Operator is the Defaulting Party, shall as soon as practicable give notice of such default to the Defaulting Party and each of the non-defaulting Parties (the “Default Notice”). The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full at the Agreed Interest Rate.

8.2                                 Management Committee Meetings and Data

Beginning five (5) Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not be entitled to attend Management Committee or subcommittee meetings or to vote on any matter coming before the Management Committee or any subcommittee until all of its defaults have been remedied (including payment of accrued interest at the Agreed Interest Rate). Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party during this period shall be its percentage of the total Paying Interests of the non-defaulting Parties. Any matters requiring a unanimous vote of the Parties shall not require the vote of the Defaulting Party. In addition, begining five (5) Business Days from the date of the  Default Notice, and thereafter while the Defaulting Party shall not have access to any data or information relating to Joint Operations. During this peiod, the non-defaulting Parties shall be entitled to trade data without such Defaulting Party’s consent, and the Defaulting Party shall have no right to any data received in such a trade unless and until its default is remedied in full. From the date of the Default Notice until such time that the default has been remedied, the Defaulting Party shall not have a right to participate in or vote upon any Joint Operation or Sole Risk Project proposed under Article 5.13. The Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking any other actions voted on during that period.

8.3                                Allocation of Defaulted Accounts

8.3.1                       The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of the sum of money that the non-defaulting Party is to pay as its portion (such portion being in the ratio that each non-defaulting Party’s Paying Interest bears to the Paying Interests of all non-defaulting Parties) of the amount in default (excluding interest), subject to the terms of this Article 8.3. If the Defaulting Party remedies its default in full within five (5) Business Days from the date of the Default Notice, the notifying Party shall promptly notify each non-defaulting Party by telephone and facsimile, and the non-defaulting Parties shall be relieved of their obligation to pay a share of the amounts in default. Otherwise, each non-defaulting Party shall pay Operator, within five (5) Business Days after receipt of the Default Notice, its share of the amount that the Defaulting Party failed to pay. If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8. The non-defaulting Parties which pay the amount owed by any Defaulting Party shall be entitled to receive their respective shares of the principal and interest payable by such Defaulting Party pursuant to this Article 8.

8.3.2                       If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Contract shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims of which it has notice that are due and payable from the Joint Account, to the extent Operator would be authorised to make such payments under the terms of this Contract. The notifying Party shall be entitled to bill or Cash Call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3.2 except to the extent Operator would be liable under Article 4.6.

8.4                                Remedies

8.4.1                       During the continuance of a default, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorised to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party hereunder (and apply such net proceeds toward the establishment of a reserve fund under Article 8.4.3, if applicable) until all such amounts are recovered and such reserve fund is established. Any surplus remaining shall be paid to the Defaulting Party, and deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales under this Article 8.4.1, the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

8.4.2                       If Operator sells or otherwise disposes of any Joint Property or any other credit or adjustment is made to the Joint Account while a Party is in default, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Paying Interest share of the proceeds of such disposal, credit or adjustment against all amounts owing by the Defaulting Party to the non-defaulting Parties hereunder (and toward the establishment of a reserve fund under Article 8.4.3, if applicable). Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

8.4.3                      The non-defaulting Parties shall be entitled to apply proceeds received under Article 8.4.1 and 8.4.2 toward the creation of a reserve fund in an amount equal to the Defaulting Party’s Paying Interest share of (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated, (ii) the estimated cost of severance benefits for local employess upon cessation of operations and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessatio of operations.

8.4.4                      If a Defaulting Party fails to remedy its default by the sixtieth (60th) Day following the date of the Default Notice, then, without prejudice to any other rights available to the non-defaulting Parties to recover amounts owing to them under this Contract, the majority of interest of the non-defaulting Parties (after excluding Affiliates of the Defaulting Party) shall have the option, exercisable at any time thereafter until the Defaulting Party has completely withdrawn from this Contract and the Petroleum Agreement, to require the Defaulting Party to transfer the Defaulting Party’s Participating Interest, subject to the Hydrocarbon Law, to the non-defaulting Parties pro-rata to the non-defaulting Parties’ Paying Interests. Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s notice, all of its right, title and beneficial interest in and under this Contract and the Petroleum Agreement to the non-defaulting Parties. The Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any and all acts required to be done by applicable law or regulation in order to render such transfer legally valid, including, without limitation, obtaining all State consents and approvals, and shall execute any and all documents and take such other actions as may be necessary in order to effect a prompt and valid transfer of the interests described above. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on such transferred interests. For purposes of this Article 8.4.4, each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the State. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Contract and is granted to a Party owning a Participating Interest. If requested, each Party shall execute a form prescribed by the Management Committee setting forth this power of attorney in more detail. In the event all State approvals are not timely obtained, the Defaulting Party shall hold its Paying Interest the benefit of the non-defaulting Parties who are entitled to receive the

Defaulting Party’s Paying Interest. Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal shall be only to Parties with a Paying Interest pursuant to this Article 8.4.4 and shall be in proportion to the Paying Interests of the non-defaulting Parties. The acceptance by a non-defaulting Party of any portion of a Defaulting Party’s paying Interest shall not limit any rights or remedies that the non-defaulting Party has to recover all amounts (including interest) owing under this Contract by the Defaulting Party.

8.4.5                      The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

8.4.6                      The rights and remedies granted to the non-defaulting Parties in this Contract shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5                        Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties, including but not limited to any right of recourse against the Defaulting Party, shall survive the termination of the Petroleum Agreement, abandonment of Joint Operations and termination of this Contract.

8.6                        No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Contract is that each Party pays its Paying Interest share of all amounts due under this Contract as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defence, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Contract or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Contract or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in any circumstances.

ARTICLE 9 - DISPOSITION OF PRODUCTION

9.1                            Hydrocarbon Exploitation

Hydrocarbon Exploitation shall be carried out in accordace with Article 5 of the Petroleum Agreement.

9.2                            Lifting of Crude Oil

Crude Oil shall be lifted in accordance with the Lifting Agreement.

9.3                            Separate Agreement for Natural Gas

Natural Gas shall be managed in accordance with Article 5 of the Petroleum Agreement.

ARTICLE 10 - ABANDONMENT OF WELLS

10. 1                   Abandonment of Wells Drilled as Joint Operations

10.1.1                     A decision to plug and abandon any well which has been drilled as a Joint Operation, shall require the approval of the Management Committee.

10.1.2                     Should any Party fail to reply within the period prescribed in Article 5.12.1(a) or Article 5.12.1(b), whichever is applicable, after delivery of notice of the Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

10.1.3                     If the Management Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, any Party voting against such decision may propose, within the time periods allowed by Article 5.13.1, to conduct an alternate Sole Risk Project in the wellbore. If no Sole Risk Project is timely proposed, or if a Sole Risk Project is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

10.1.4                     Any well plugged and abandoned under this Contract shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

10.2                      Abandonment of Sole Risk Projects

This Article 10 shall apply mutatis mutandis to the abandonment of a Sole Risk Well or any well in which a Sole Risk Project has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Sole Risk Projects in the well in accordance with the provisions of this Article 10).

10.3                      Abandonment of Joint Operations

10.3.1                     As part of the approval process for the initial Development Plan(s), the Operator shall provide to the Management Committee an estimate of abandonment and environmental costs segregated in such a manner that each Party can determine its Participating Interest share of such future costs. At such time that the initial Development Plan is approved, the Parties thereto shall also agree on the form of the Security, as defined in Article 13.8 necessary to cover each Party’s Participating Interest share of abandonment related thereto.

10.3.2                     Security shall be provided by each Party for each Calendar Year commencing with the first Calendar Year in which (i) sixty per cent (60%) of the estimated commercial reserves as notified to the Minister in charge of Energy have been produced or (ii) the estimated value of the remaining commercial reserves as notified to the Minister in charge of Energy is less than two hundred percent (200%) of the estimated abandonment costs relating to the Joint Property.

10.3.3                     Together with the yearly Work Programme and Budget, the Operator will notify each Party of the amount required to be secured for the financing of the latest revised abandonment plan. The amount due from each Party in U.S. Dollars shall be the amount equal to such Party’s Participating Interest share of the total cumulative estimated net cost of implementing the latest revised abandonment plan adopted by the Management Committee for the Development Area, prorated on a unit production basis or any other method as may be determined by the Management Committee. Any adjustment of the estimated net cost shall be spread over the remaining production period.

10.3.4                     The Security document or any cash used as Security shall be deposited as directed by the Management Committee and any cash deposited shall be invested as directed by the Management Committee.

ARTICLE 1 1 - RELINQUISHMENT, EXTENSIONS AND RENEWALS

11.1                      Reduction in Area of Interest

11.1.1                     On any application to enter into an Extension Period the Parties are  required to relinquish part of the Area of Interest in accordance with the Hydrocarbon Code. operator shall advise the Management Committee of the required reduction at least thirty (30) Days in advance of the earlier of the date for filing irrevocable notice of such relinquishment or the date of such relinquishment. Prior to the end of such period, the Management Committee shall determine, pursuant to Article 5, the size and shape of the relinquished area, consistent with the requirements of the Hydrocarbon Code. If a sufficient vote of the Management Committee cannot be attained, then the proposal supported by a simple majority of the Paying Interests shall be adopted. If no proposal attains the support of a simple majority of the Paying Interests, then the proposal receiving the largest aggregate Paying Interest vote shall be adopted. In the event of a tie, the Operator shall choose among the proposals receiving the largest aggregate Paying Interest vote. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the relinquishment. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area relinquished in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the relinquished area.

11.1.2                     A relinquishment of all or any part of the Area of Interest which is not required by the Petroleum Agreement shall require the unanimous consent of the Parties.

11.2                      Extension of the Term

11.2.1                     A proposal by any Party to extend in accordance with the Hydrocarbon Code, the term of the Exploration Permits and/or any Exploitation Concession under the Petroleum Agreement, a proposal to enter into a new stage or period of the Exploration Permits and/or any Exploitation Concession, shall be brought before the Management Committee pursuant to Article 5.

11.2.2                     Any Party shall have the right in accordance with the Hydrocarbon Code to extend the term of the Exploration Permits and/or any Exploitation Concession of the Petroleum Agreement, to enter into a new stage or period of the Exploration Permits. Any Party not wishing to extend shall have a right to withdraw subject to the requirements of Article 13 and the Hydrocarbon Code.

ARTICLE 12 - TRANSFER OF INTEREST AND RIGHTS

12.1                           Transfer

12.1.1                     Subject always to the requirements of the Petroleum Agreement and the Hydrocarbon Code, the transfer of all or part of a Party's Participating Interest, excepting transfers pursuant to Article 8 or Article 13, shall be effective only if it satisfies the terms and conditions of this Article.

12.1.2                     Except in the case of a Party transferring all of its Participating Interest, no transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than ten percent (10%) or holding any interest other than a Participating Interest in the Petroleum Agreement, the Area of Interest and this Contract.

12.1.3                     The transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured or accrued under the provisions of the Petroleum Agreement or this Contract prior to such transfer. Such obligations shall include, without limitation, any proposed expenditure approved by the Management Committee prior to the transferring Party notifying the other Parties of its proposed transfer.

12.1.4                     The transferee shall have no rights in or under the Petroleum Agreement, the Area of Interest or this Contract unless and until it obtains the necessary approval from the Minister in charge of Energy and expressly undertakes in writing to perform the obligations of the transferor under the Petroleum Agreement and this Contract in respect of the Participating Interest being transferred, to the satisfaction of the Parties.

12.1.5                     The transferee, other than an Affiliate, shall have no rights in or under the Petroleum Agreement, the Area of Interest or this Contract unless each Party has consented in writing to such transfer, which consent shall be denied only if such transferee fails to establish to the reasonable satisfaction of each Party its financial and technical capability to perform its obligations under the Petroleum Agreement and this Contract.

12.1.6                     Nothing contained in this Article shall prevent a Party from mortgaging, pledging, charging or otherwise encumbering all or part of its Participating Interest in the Area of Interest and in and under this Contract for the purpose of security relating to finance provided that:

(a)                                  such Party shall remain liable for all obligations relating to such interest;

(b)                               the encumbrance shall be subject to any necessary approval of the STATE or ONHYM and be expressly subordinated to the rights of the other Parties under this Contract; and

(c)                                such Party shall ensure that any such mortgage, pledge, charge or encumbrance shall be expressed to be without prejudice to the provisions of this Contract.

12.1.7                     With reference to the provisions of section 4 and 8 of the Hydrocarbon Code, ONHYM agrees that it will not seek to pre-empt any assignment of all or part of a Party’s Participating Interest. Furthermore, the Parties agree that the assigning Party will not be obliged to advise any other Party of the commercial terms of such agreement.

12.2                          Right to Transfer

Each Party shall have the right, subject to the provisions of Article 12.1, to freely transfer its Participating Interest.

ARTICLE 13 - WITHDRAWAL FROM THE PETROLEUM AGREEMENT AND THE CONTRACT

13.1                        Right of Withdrawal

13.1.1                     Subject to the provisions of the Hydrocarbon Code and this Article 13, any Party may withdraw from this Contract, and the Petroleum Agreement by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

13.1.2                     The effective date of withdrawal for a withdrawing Party shall be the end of the calendar Month following the calendar Month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2                        Partial or Complete Withdrawal

13.2.1                     Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Contract and the Petroleum Agreement. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the relevant Exploitation Concession(s) and /or Exploration Permits and terminate this Contract including the corresponding interests under the Petroleum Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Petroleum Agreement and this Contract on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

13.2.2                     Any Party withdrawing under Article 11.2 or under this Article 13 shall at its option, (1) withdraw from the entirety of the Area of Interest and abandon all rights in the Joint Property or (2) withdraw only from all exploration activities under this Contract and the Petroleum Agreement, but not from any Development Area, Commercial Discovery, or Discovery, whether appraised or not, made prior to such withdrawal and shall retain its rights in the Joint Property, but only insofar as they relate to any such Development Area, Commercial Discovery or Discovery. Said Party shall relinquish all other rights it holds in the Joint Property.

13.3                        Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement of Hydrocarbons produced up until the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Contract and the Petroleum Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Management Committee, other than matters for which such Party has financial responsibility.

13.4                        Obligations and Liabilities of a Withdrawing Party

13.4.1                       A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(a)                                      Costs of Joint Operations, and Sole Risk Projects in which it has agreed to participate, that were approved by the Management Committee or Sole Risk Parties as part of a Work Programme and Budget or AFE prior to such Party’s notification of withdrawal, regardless of when they are actually incurred;

(b)                                     Any Minimum Exploration Work Programme for the current period or phase of the Petroleum Agreement, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4.2;

(c)                                      Emergency expenditures as described in Articles 4.2.2 (k) and 13.5;

(d)                                     All other obligations and liabilities of the Parties or Sole Risk Parties, as applicable, with respect to acts or omissions under this Contract prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Contract; and

(e)                                      In the case of a partially withdrawing Party, any costs and liabilities with respect to Development Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4.1(a)), to the extent such costs of plugging and abandoning are payable by the Parties in accordance with the Hydrocarbon Code, this Contract and the Petroleum Agreement. Any liens, charges and other encumbrances which the withdrawing Party placed on such Party’s Participating Interest prior to its withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

13.4.2                       Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4.1(b) or 13.4.1(c)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by on the Area of Interest) of the Management Committee’s vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into or extending an Exploration Period or Exploitation Period or any period of the Petroleum Agreement or voluntarily extending the Petroleum Agreement shall not be liable for the Minimum Exploration Work Programme associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote pursuant to Article 11.2.

13.5                                 Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Paying Interest share of the costs of such emergency, regardless of when they are actually incurred.

13.6                                 Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7                                 Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any State approvals required in connection with the withdrawal or assignment, being duly executed by the Parties as required by the laws of Morocco. The non-withdrawing Parties shall do everything possible to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the State does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8                                 Security

13.8.1                            A Party withdrawing from the Petroleum Agreement and this Contract pursuant to this Article 13, prior to withdrawal, shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, Security to cover the costs of an abandonment.

13.8.2                            Failure to provide Security shall constitute Default under this Contract.

13.8.3                            “Security” means a standby letter of credit issued by a bank or an on demand bond issued by a surety corporation, such bank or corporation having a credit rating indicating it has sufficient worth to pay its obligations in all reasonably foreseeable circumstances, or any other securities approved by the Management Committee.

13.9                                 Withdrawal or Abandonment by all Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Contract for so long as may be necessary to wind up the affairs of the Parties with the State, to satisfy any requirements of applicable law and to facilitate the sale, transfer or abandonment of property or interests held by the Joint Account.

ARTICLE 14 - RELATIONSHIP OF PARTIES AND TAX

14.1                         Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Contract shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Contract be deemed or construed to create a mining or other partnership, joint venture, association or trust, or as authorising any Party to act as an agent, proxy or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Contract. In their relations with each other under this Contract, the Parties shall not be considered as acting on behalf of the other Parties except as expressly provided in this Contract.

14.2                         Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party’s share of all contract obligations under the Petroleum Agreement and under this Contract. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from a failure or refusal to report and discharge such taxes or satisfy such obligations.

14.3                         United States Tax Election

14.3.1                            If, for United States federal income tax purposes, this Contract and the operations under this Contract are regarded as a partnership (and if the Parties have not agreed to form a tax partnership), each “U.S. Party” (as defined below) elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), as permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator is authorized and directed to execute and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by United States Treasury Regulations Sections 1.761-2 and 1.6031-1(d)(2), and shall provide a copy thereof to each U.S. Party. Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

14.3.2                            No Party shall give any notice or take any other action inconsistent with the election made above.   If any income tax laws of any State or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code,

under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws. In making the foregoing election, each U.S. Party states that the income derived by it from operations under this Contract can be adequately determined without the computation of partnership taxable income.

14.3.3                           For the purposes of this Article 14, “U.S. Party” shall mean any Party which is subject to the income tax law of the United States in respect of operations under this Contract.

14.3.4                           No activity shall be conducted under this Contract that would cause any Party that is not a U.S. Party to be deemed to be engaged in a trade or business within the United States under applicable tax laws and regulations.

14.3.5                           A Party which is not a U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

ARTICLE 15 - CONFIDENTIALITY

15.1                         Confidential Information

The treatment of confidential information shall be carried out in accordance with Article 18 of the Petroleum Agreement.

ARTICLE 16 - FORCE MAJEURE

16.1                          Subject to Article 13.5, the obligations of each of the Parties hereunder, other than the obligations to make payments of money, shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by “Force Majeure” (as hereinafter defined). Force Majeure shall be interpreted as meaning any event which is normally beyond the control of the Party, because that Party is not in a position to either prevent it or overcome it by exercising due diligence and by incurring reasonable expenses as measured by oil industry standards. In such event, such Party shall give notice of suspension as soon as reasonably possible to the other Parties stating the date and extent of such suspension and the cause thereof. Any of the Parties whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify all the other Parties.

16.2                          If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Contract the terms set out in the Petroleum Agreement prevail.

ARTICLE 17 - NOTICES

Except as otherwise specifically provided, all notices authorised or required between the Parties by any of the provisions of this Contract, shall be in writing, in English, and also in French where such notice is required to be sent to the Ministry in charge of Energy or such other Ministerial department, and delivered in person or by registered mail or by courier service or by any electronic means of transmitting written communications which provides acknowledgement of receipt, and addressed to such Parties as designated below. Oral communication does not constitute for purposes of this Contract, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Contract shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. “Received” for purposes of this Article with respect to written notice delivered pursuant to this Contract shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address by giving written notice thereof to all other Parties.

These notices shall be addressed:

Ministry in charge of Energy

B.P. 6208 – Rabat Instituts

Haut Agdal Rabat

MAROC

Attention: Monsieur le Secretaire General

Fax: (212-37) 77 47 32

The Office National Des Hydrocarures Et Des Mines (ONHYM)

5, Avenue Moulay Hassan

B.P. 99 Rabat

MAROC

Attention: Le Directeur General

Facsimile: (212-37) 28-16-26/34

KOSMOS ENERGY OFFSHORE MOROCCO HC

8401 North Central Expressway; Suite 280

Dallas, Texas 75225

Attn: Craig S. Glick

Fax: +1-214-363-9024

Notwithstanding this, in addition, the Parties may use any reasonable means of electronic communication, which does not imply official notification.

ARTICLE 18 - APPLICABLE LAW AND ARBITRATION

18.1                         Applicable Law

This Contract shall be governed by, construed, interpreted and applied in accordance with Moroccan Law, in the same conditions stipulated in Article 7 of the Petroleum Agreement.

18.2                         Arbitration

If any dispute arises out of or in connection with this Contract, the Parties in good faith shall use their best efforts to come to an amicable and equitable settlement.   If such settlement cannot be reached, then the Parties in dispute shall refer the matter to arbitration in the same conditions stipulated in Article 20 of the Petroleum Agreement.

ARTICLE 19 - GENERAL PROVISIONS

19.1                         Conflicts of Interest

19.1.1                            Each Party undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organisations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Contract.

19.1.2                            The provisions of the preceding paragraph shall not apply to:

(a)                                   A Party’s performance which is in accordance with the local preference laws or policies of the State; or

(b)                                  A Party’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with rules and procedures established by the Management Committee.

19.2                         Public Announcements

19.2.1                            Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Contract or the Joint Operations; provided, however, that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and the approval of all Parties has been obtained. Where a public statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Contract, Operator is authorised to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all Parties with a copy of such announcement or statement.

19.2.2                            Any public announcements shall be made in compliance with Article 18.4 of the Petroleum Agreement.

19.3                         Assignees

Subject to the limitations on transfer contained in Article 12, this Contract shall inure to the benefit of and be binding upon the assignees of the Parties.

19.4                         Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of this Contract shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Contract, no Party shall be deemed to have waived, released or modified any of its rights under this Contract unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

19.5                         Severance of Invalid Provisions

If and for so long as any provision of this Contract shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Contract except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Contract without affecting the validity of the remainder of this Contract.

19.6                         Modifications

Except as is provided in Article 19.5, there shall be no modification of this Contract except by written consent of all Parties.

19.7                         Headings

The topical headings used in this Contract are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Contract relating to any topic are to be bound in any particular Article.

19.8                         Singular and Plural

Reference to the singular includes a reference to the plural and vice versa.

19.9                         Gender

Reference to any gender includes a reference to all other genders.

19.10                   Counterpart Execution

This Contract is executed in the English and French language and may be executed in any number of counterparts and each such counterpart shall be deemed an original Contract for all purposes; provided, however, that no Party shall be bound to this Contract unless and until all Parties have executed a counterpart. The English version will be used for day to day operational purposes, whilst the French version will prevail in the event of any dispute. For purposes of assembling all counterparts into one document, Operator is authorised to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

19.11                   Warranties as to no Payments, Gifts and Loans

Each of the Parties warrants that neither it nor its Affiliates has made or will make, with respect to the matters provided for hereunder, any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of the State or to or for the use or benefit of any political party, official, or candidate unless such offer, payment, gift, promise or authorization is authorized by the written laws or regulations of the Kingdom of Morocco. Each of the Parties further warrants that neither it nor its Affiliates has made or will make any such offer, payment, gift, promise or authorization to or for the use or benefit of any other person if the Party knows, has a firm belief, or is aware that there is a high probability that the other person would use such offer, payment, gift, promise or authorization for any of the purposes described in the preceding sentence. The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine government action. Routine government action, for purposes of this Article 19.11, shall not include, among other things, government action regarding the terms, award or continuation of the Contract. Each Party shall respond promptly, and in reasonable detail, to any notice from any other Party or its auditors pertaining to the above stated warranty and representation and shall furnish documentary support for such response upon request from such other Party.

19.12                   Entirety

This Contract is the entire agreement of the Parties and supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorised representative to sign this instrument on the date indicated below such representative’s signature.

For and on behalf of the OFFICE NATIONAL DES HYDROCARBURES ET DES MINES (ONHYM)

Name:	Amina BENKHADRA

Title:	General Director

Date:	03 MAI 2006

For and on behalf of KOSMOS ENERGY OFFSHORE MOROCCO HC (KOSMOS)

Name:	James MUSSELMAN

Title:	President and Director

/s/ James Musselman

Date:	03 MAI 2006

EXHIBIT ‘A’ TO BOUJDOUR OFFSHORE ASSOCIATION CONTRACT

ACCOUNTING PROCEDURE

TABLE OF CONTENTS

SECTION 1	GENERAL PROVISIONS

	1.1	Definitions
	1.2	Purpose and Intent
	1.3	Accounting Records
	1.4	Cash Calls and Advances
	1.5	Statements and Billings
	1.6	Inventories of Material
	1.7	Adjustments
	1.8	Audits

SECTION II	CHARGEABLE EXPENDITURE

	2.1	Contract Payments
	2.2	Personnel Costs
	2.3	Material
	2.4	Equipment and Services provided by Operator or its Affiliates
	2.5	Services provided by Non-Operators and Third Parties
	2.6	Transport and Travel
	2.7	Legal Expenses
	2.8	Taxes
	2.9	Damages and Losses
	2.10	Insurance and Claims
	2.11	Field Expenses and Logistical Support
	2.12	Other Types of Expenditures
	2.13	Administrative Overhead

SECTION III	RECEIPTS

	3.1	General

SECTION IV	MATERIALS

	4.1	General
	4.2	Direct Purchases from Third Parties
	4.3	Transfers between Joint Operations
	4.4	Warehouse Storage Charges
	4.5	Warranty of Material

	4.6	Disposal of Material
	4.7	Price

SECTION V	BUDGETARY, FORECASTING AND REPORTING PROCEDURE

	5.1	Budget Preparation
	5.2	Budget Review and Amendment
	5.3	Budget Approval and AFE Approval
	5.4	Sub-Division of Budgets for Approval by AFE and for Control
	5.5	Authorisation for Capital and Extraordinary Operating Expenditures
	5.6	Cost Control Reports

SECTION I

GENERAL PROVISIONS

1.1                                 DEFINITIONS

In this Schedule:

(i)                                     “Accruals” means the difference in any period between costs and benefits computed on the Cash Basis and costs and benefits computed on the Accruals Basis;

(ii)                                  “Accruals Basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability to the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;

(iii)                               “Budget” means any budget in respect of a Work Program and Budget.

(iv)                              “Cash Basis” means that basis of accounting under which only costs actually paid in cash and benefits actually received in cash are included for any period;

(v)                                 “Capital Expenditure” means costs and expenditures incurred in but not limited to the following operations: seismic surveys, the drilling of all wells, development feasibility studies, the design, construction, installation or acquisition of any permanent facilities, permanent additions to Joint Property and administrative costs directly attributable to such operations;

(vi)                              “Controllable Material” means such items of Material, property, plant or equipment having an individual value specified in the Operator’s standard procedure in force from time to time and which are subject to record, control and inventory;

(vii)                           “Extraordinary Operating Expenditures” means all operating costs and Operating Expenditures of a non-recurring nature, including, but not limited to, damage payments, costs of final abandonment of Joint Operations, major repairs to Joint Property and costs of blow-outs, fires, storms, explosions and other catastrophes;

(viii)                        “Joint Expenditure” means all costs and expenses incurred for Joint Operations pursuant to the Contract;

(ix)                                “Major Surplus Item(s)” means any item(s) of Material and equipment having an original or aggregated original cost to the Joint Account of more than one hundred thousand US Dollars ($100,000) ;

(x)                                   “Material” means personal property, equipment and supplies

(xi)                                “Month” means a calendar month according to the Gregorian Calendar

(xii)                             “Operating Expenditures” means costs and expenditures other than Extraordinary Operating Expenditure and Capital Expenditure incurred in the conduct of operations, pursuant to the Contract, for the exploration, appraisal, development and production of Hydrocarbons and the handling thereof, and maintenance of Joint Property, as provided in the Contract;

(xiii)                          “Year” means any year in respect of a Calendar Year.

(xiv)                         Words and expressions defined in the Contract have the meanings therein ascribed to them;

(xv)                            Reference to any section, subsection or paragraph is to a section, subsection or paragraph of this Exhibit. Reference to any article is to an article of the Contract of which this Exhibit forms part.

1.2                                 PURPOSE AND INTENT

The purpose of the Accounting Procedure is to establish the principles of accounting which shall truly reflect the Operator’s actual cost to the end that the Operator shall, subject to the provisions of the Contract, neither gain nor lose by reason of the fact that it acts as the Operator. Each of the Parties is responsible for maintaining its own accounting records to comply with all legal requirements and to support all fiscal returns or any other accounting reports required by any governmental authority in regard to the Joint Operations, except those (if any) which it is the statutory obligation of the Operator to prepare and submit on behalf of the Parties. To enable each Party to maintain such accounting records, the Operator will provide each Party with such accounting data and information as may be reasonably necessary to enable such Party to fulfil any statutory obligation or obligation under the Contract to which it may be subjected, to the extent that such data and information could reasonably be expected to be available from the Joint Account records maintained by the Operator ,which will, at a minimum, be in a format normally found within the international oil industry,  and the cost thereof shall be for the Joint Account.

Special statements, in addition to the above, provided by the Operator for the benefit of an individual Party shall be at the expense of that Party.

1.3                                 ACCOUNTING RECORDS

1.3.1                      The Operator shall open and maintain such separately identifiable accounting records may be necessary to record in a full and proper manner all Advances received by the Operator from the Parties, all expenditures incurred and all receipts obtained by the Operator in connection with the Joint Operations.

1.3.2                      The Joint Account shall be maintained in US Dollars. When Operator translates into US Dollars the transactions in currencies other than US Dollars for the purpose of recording them in the Joint Account, it will use applicable

Moroccan accounting principles, normal procedures, and/or corporate rates, such rates to be advised to the Parties.

1.4                                 CASH CALLS AND ADVANCES

1.4.1                       Operator will be entitled to request each Party to pay cash in advance for its share of duly forecast expenditure in US Dollars or such other currency as may be agreed under paragraph 1.4.4. Such expenditure shall include any royalty payable by the Operator in relation to the Contract. Each such request will stipulate the date on which payment is due.

1.4.2                       At least once in each Month, the Operator shall supply to the Parties a written estimate of its total Cash Call to meet expenditures for the Joint Account during the succeeding Month stated in terms of the Operator’s requirements for US Dollars. Cash Calls for all expenditures to be made in currencies other than US Dollars shall be calculated in US Dollars using a market rate of exchange and shall be added to the US Dollars requirements. Each Party shall pay its Cash Call within ten (10) Business Days after receipt of such written estimate, or on the specific date, if later.

A cash forecast for the two Months following the Cash Call will be provided.

1.4.3                       Following a Cash Call each Party shall pay to the designated bank account its Paying Interest share of each Advance in sufficient time so that it will be credited to such bank account on the due date(s) specified in the Cash Call.

1.4.4                       Notwithstanding paragraph 1.4.2, Operator may request Cash Calls in a currency other than US Dollars but only for significant amounts of expenditure which are contractually required to be paid in such other currency. For the purposes of this an amount less than five hundred thousand US Dollars ($500,000) is unlikely to be considered ‘significant’. Any such Cash Call will be handled in accordance with the provisions contained in this sub section 1.4.

1.4.5                       Should the Operator be required to make payments for the benefit of the Joint Operations which were unforeseen at the time of providing the Parties with any Monthly notice of Cash Calls, Operator at its sole discretion may make a written request to each Party for a special Advance covering their share of such payments. Each Party shall pay its special Advance within ten (10) Business Days after receipt of such written request, or on the specified date, if later.

1.4.6                       Subject to paragraph 1.4.7 interest paid or received on any bank account in connection with the Joint Operations shall to the extent applicable to Joint Operations be allocated to Parties in proportion to their contribution to the funding of the Joint Account over the period for which such interest has accrued.

1.4.7                       In addition, where any Advance is paid late, the Party or Parties, shall be debited with interest on such late payment at a rate of five (5) percentage points above LIBOR rate for US Dollars Cash Calls for the number of Days such Advance is late. The Party or Parties who paid their Advances on time will be credited, in proportion to the amount of their Advances, with any interest charged to late payers.

1.4.8                      Notwithstanding the above, if any Party fails to pay in full its Paying Interest share of any Advance, the provisions of Article 8 shall apply.

1.4.9                      The Operator will supply with each Cash Call a statement indicating the approved AFE’s for which the funds are required and the amounts attributable to each such AFE.

1.4.10                The Operator shall use its best endeavours to restrict the funds held for the Joint Operations to a level consistent with that required for the prudent conduct of the Joint Operations and, if circumstances occur so that funds are not required for immediate disbursement, shall reduce future Cash Calls accordingly.

1.5                                 STATEMENTS AND BILLINGS

1.5.1                      Not later than the twenty-fifth Day of each Month the Operator shall furnish to the Parties a billing statement for the previous Month, cumulative for the Year to date and inception to date, reflecting charges and credits to the Joint Account. Such expenditure statements will be summarised by AFE or any other appropriate classification indicative of the nature thereof and will be in sufficient detail to permit comparison with the approved Work Programme and Budget. Such expenditure statement shall be accompanied by a comparison of Advances and expenditure in US Dollars and any other currency the subject of a Cash Call for the period in question and calculation of the balance due to or from each of the Parties.

1.5.2                      All expenditure made in a currency not subject to a Cash Cash Call shall be charged to the Joint Account in US Dollars at the actual cost of purchase of such other currencies or at such bookkeeping exchange rates referred to in paragraph 1.3.2, as appropriate.

1.5.3                      Charges and credits to the Joint Account will be included in the expenditure statement on an Accruals Basis. For the purpose of calculating the balance due to or from each Party, Accruals will be eliminated.

1.5.4                      The Parties agree that the Operator shall not benefit or suffer from any gain or loss arising from the fluctuation of currencies as regards the provision of funds for or obligations incurred on behalf of the Joint Account. If any such gain or loss shall arise the Operator shall effect the appropriate adjustment to the Joint Account.

1.5.5                      In the event that the Operator elects not to call cash in advance and notifies the Non-Operators accordingly, then Non-Operators will pay their Paying Interest share of Monthly cash expenditure within fifteen (15) Days of receipt of the expenditure statement referred in paragraph 1.5.1.

1.6                                 INVENTORIES OF MATERIAL

1.6.1                      Records of any stock of Material purchased by the Operator shall be kept by the Operator in accordance with its usual procedures for controlling such Material.

1.6.2                      The Operator shall maintain records of expenditure in relation to the acquisition of Joint Property for Joint Operations. Records shall be maintained by the Operator which shall contain sufficient detail to enable physical identification of the Joint Property and identification between properties.

1.6.3                      If a cyclical inventory control system is not maintained, then, at least annually for warehouse stocks, a complete inventory shall be taken by the Operator of all Controllable Material forming part of the Joint Property. Notice of intention to take a complete inventory shall be given by the Operator at least thirty (30) Days before any such inventory is to be taken, so that each Non-Operator at its own expense may be represented when any such inventory is taken.

If the Operator maintains a cyclical inventory control system, the Operator may notify Non-Operators whereupon the taking of a complete inventory shall not be required and in such case the Non-Operators shall have the right to attend the Operator’s premises to observe any part of such cyclical check upon giving at least thirty (30) Days notice to the Operator and the other Non-Operators.

Failure of any of the Non-Operators to be represented at the taking of any complete inventory or any part of an inventory taken on a cyclical basis shall bind such Non-Operators to accept any such inventory taken by the Operator which shall upon request furnish the Non-Operators with copies of all inventories together with its reconciliation and list of overages and shortages.

1.6.4                      Special inventories may be taken whenever there is any change in the Paying Interest in the Property owned by the Parties. In such cases, both the assignor and the assignee shall be entitled to be represented and shall be bound by the inventory so taken whether or not such representation is provided. The cost of taking any such special inventory shall be for the sole account of the assignor and/or assignee and shall not be charged to the Joint Account.

Each Non-Operator shall be entitled to giving thirty (30) Days notice in writing, at its own expense, to require the Operator to take a special inventory of the Material forming part of the Joint Property at any reasonable time, provided such request shall not interfere with Joint Operations or other operations of the Operator.

A special inventory shall be taken upon any change of the Operator and the cost thereof shall be charged to the Joint Account.

1.7                                ADJUSTMENTS

Payment of any Cash Call shall not prejudice the right of any of the Parties to protest or question the correctness of any amount included in an expenditure statement. Subject to the right of audit under sub-section 1.8, all expenditure statements rendered to the Parties by the Operator in relation to any Year shall conclusively be presumed to be true and correct after twenty four (24) Months following the end of such Year unless within the said twenty four (24) Month period any Party takes written exception thereto and makes claim on the Operator for adjustment. Similarly adjustments favourable to the Operator shall only be made if notice is given to each Party within the aforesaid twenty four (24) Month period. The provisions of this section shall not prevent adjustments resulting from a physical inventory of Controllable Material forming part of the Joint Property or from adjudicated claims involving a third party or from adjustments required by a statutory authority.

1.8                                 AUDITS

1.8.1                      Subject to paragraph 1.8.4 and upon giving at least sixty (60) Days notice in writing to the Operator, the Non-Operators shall have the right to audit the Operator’s accounts and records relating to the Joint Account. The Non-Operators must complete the audit and take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within a twenty four (24) Month period following the end of the Year in which the expenditure was incurred.

Subject to paragraph 1.8.4, the right of audit includes the right of access at all reasonable times during normal business hours to all personnel, accounts and records pertaining to the Joint Account maintained by the Operator.

The Non-Operators will make every reasonable effort to conduct audits jointly and at the same time in a manner which will result in a minimum of inconvenience to the Operator.

1.8.2                      Notwithstanding that the said period of twenty-four (24) Months may have expired, if evidence exists that the Operator has been guilty of wilful misconduct, the Non-Operators shall have the right to conduct further audits in respect of any earlier periods and make further claims arising from such audits.

1.8.3                      Within three (3) Months of receiving a written audit report the Operator will use its best endeavours to answer any audit exceptions in such report. Should the Non-Operators consider that the Operator’s reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigations in relation to such matter and make further claims arising from such investigations notwithstanding that the said period of twenty four (24) Months may have expired. Such further investigations shall be commenced within thirty (30) Days and be concluded within sixty (60) Days of the receipt of the Operator’s reply.

1.8.4                      Audits of accounts and records pertaining to the Joint Account which:

(i)                                     include information generally accepted as proprietary and confidential, or

(ii)                                  are maintained by an Affiliate of the Operator, other than any Affiliate of the Operator which is conducting more than 20% of the Joint Operations on behalf of the Operator, or an Affiliate that does more than 20% of its activity with the Joint Operations or

(iii)                               relate to charges made under sub-section 2.2,

may, at Operator’s request, be conducted by the Operator’s statutory auditors, provided such appointment is accepted by the statutory auditors. If the Operator’s statutory auditors will not accept such appointment, such audits shall be conducted by an external auditor of international standing mutually agreeable to all Parties, such agreement not to be unreasonably withheld.

The terms of reference for audits to be carried out under paragraph 1.8.4(iii) are detailed below.  The auditors will provide a certificate to confirm, in respect of the Operator and/or its Affiliates that:

(a)                                  the salaries and related benefits charged to each time-writing department are in accordance with the payroll records;

(b)                                 the total administrative overhead costs incurred have been correctly allocated to time-writing and non-time-writing department in accordance with the Operator’s established procedures;

(c)                                  the costs of non-time-writing departments have been allocated to time-writing departments in accordance with the Operator’s established procedures;

(d)                                 all corporate overhead costs incurred for the benefit of the Operator and/or its Affiliates alone have been identified and excluded from the allocated overheads.

The audit certificate will identify the methods and extent of the audit and any changes in the Operator’s accounting methods that has occurred in the period under audit.

The above terms of reference may be amended from time to time by the Management Committee and the appointed auditors, such agreement not to be unreasonably withheld.

1.8.5                      Adjustments agreed between Operator and Non-Operators will be recorded in the Joint Account as soon as possible after agreement is reached.

If the Operator and Non-Operators are unable to reach final agreement on a proposed audit adjustment, and either Operator or Non-Operator so desire,

such adjustment shall be referred to the Management Committee for resolution.

1.8.6                      Parties may review Operator’s regular cost allocation procedures to ensure their reasonableness.

1.8.7                      Costs incurred by the Non-Operators in connection with this subsection 1.8 shall not be charged to the Joint Account. Unless otherwise agreed by the Non-Operators, such audit costs shall be borne by all Non-Operators in the ratio of their Paying Interests.

SECTION II

CHARGEABLE EXPENDITURE

Operator shall charge the Joint Account with the following items of expenditure insofar as they relate to and are necessary for the conduct of the Joint Operations:

2.1                                 CONTRACT PAYMENTS

Periodic payments, training obligations and fees of whatever nature paid by the Operator on behalf of the Parties in connection with the Joint Operations.

2.2                                 PERSONNEL COSTS

Actual cost of salary and related benefits and associated office overhead of all timewriting personnel who work on Joint Operations.  For the purposes of this Exhibit, the term personnel includes employees and third party contractors occupying a headcount position of the Operator or any of its Affiliates.

2.2.1                        Time Sheets

All personnel who work on Joint Operations under the direct control of the Operator, with the exception of those referred to in paragraph 2.2.2(v), will maintain time sheets for the purpose of charging salary and related benefits to the Joint Account. Time sheets will record time worked on Joint Operations and all other operations whether such personnel are engaged full-time or part-time on Joint Operations.

2.2.2                        Personnel Employed by the Operator or any of its Affiliates

(i)             The amount to be charged to the Joint Account for personnel of the Operator or any of its Affiliates who are working on Joint Operations, other than any such person who is working in a location for which the cost of salary and related benefits is to be charged direct, shall be a proportion of the Operator’s or any of its Affiliates actual costs of salaries and related benefits Such proportion shall be calculated as the time worked by such personnel on Joint Operations divided by the total time worked by such personnel as shown on the time sheets. This calculation is to be based on actual costs and actual time worked in a Year, but preliminary charges may be made to the Joint Account on a Monthly basis. The method of charging personnel charges shall be in accordance with the usual procedures by the Operator.

(ii)          Costs associated with indirect time such as annual holidays, public holidays, sickness, staff training, general supervisory duties, general administration, and other like items shall be allocated both to the Joint Operations and to other operations in the same proportions as above.

(iii)       Payments in respect of redundancy or other termination of any personnel shall be allocated to Joint Operations and any other operations of the

Operator and its Affiliates which have benefited from the services of the personnel involved. The method of allocation shall be fair and equitable amongst the Operator, other Parties and Operator’s Affiliates.

(iv)      For the purpose of this sub-section the actual cost of salary and related benefits will comprise:-

(a)          gross salary plus allowances and benefits;

(b)         pension, National Insurance cost and any governmental tax or other such charges that may be levied in respect of personnel but which shall not be disproportionately charged;

(c)          all direct expenses reasonably and necessarily incurred by personnel including travelling and relocation expense and living allowance (when paid in lieu of hotel expense for visits to sites); and

(d)         in respect of contractor personnel, invoiced costs and all direct expenses relating to those personnel.

All expenses charged to the Joint Account under this paragraph 2.2 shall be in accordance with the Operator’s standard terms of employment in force in the relevant period and shall include those incurred in connection with the families of personnel where appropriate.

(v) Associated office overhead costs comprises of the following items:

(a)    the salary and related benefits (as described in this paragraph) of personnel who are employed on the Joint Operations or who support Joint Operations and whose time cannot be directly allocated owing to the impracticability of doing so. Such personnel may be employed by, seconded to, or hired from any third party agency by the Operator or any of its Affiliates; and

(b)    Overhead costs incurred in supporting the Joint Operations including, but not limited to, property costs, personnel department costs, office services,accounting services, communications and computer applications.

2.3                                 MATERIAL

Material purchased or transferred for use in Joint Operations shall be charged to the Joint Account in accordance with Section IV.

2.4                                EQUIPMENT AND SERVICES PROVIDED BY OPERATOR OR ITS AFFILIATES

2.4.1                        The cost of equipment used or services provided by the Operator (including office facilities, electronic equipment, furniture and fixtures, accounting and similar systems), owned, rented or leased exclusively or in part by the Operator or one of its Affiliates, or equipment provided from other operations of Operator for the benefit of the Joint Operations. The charge for owned equipment and services shall be at rates commensurate with the cost of ownership determined in accordance with the Operator’s normal accounting procedures.

2.4.2                        The equipment and facilities referred to in paragraph 2.4.1 shall exclude major items such as drilling rigs, production platforms, oil and gas transportation systems, storage facilities, rates for which shall be subject to approval by the Management Committee.

2.4.3                        The cost of ownership as referred to in paragraph 2.4.1 will include, but not be limited to, labour, maintenance, repairs, other operating expenses, insurance, taxes, and depreciation and cost of investment on the depreciated asset.

2.5                                 SERVICES PROVIDED BY NON-OPERATORS AND THIRD PARTIES

2.5.1                        Consultants and other services and facilities provided by Non-Operators and third parties for the Joint Operations shall be charged at cost unless chargeable elsewhere in this Section II.

2.6                                 TRANSPORT AND TRAVEL

2.6.1                        All reasonable travelling expenses and relocation costs of Operator’s personnel and their families engaged on Joint Operations unless chargeable elsewhere in this Section II. Such costs shall also include transportation of personal and household effects and all other relocation expenses in accordance with established rules followed by the Operator. When an employee’s assignment to the Joint operation is completed and the Operator elects to retain such employee for any other assignment outside the country of the employee’s home base, the Joint Account shall bear no travel or moving expenses.

2.6.2                        The cost of transport to move personnel, equipment, Material and supplies necessarily incurred by the Operator or any of its Affiliates in connection with the Joint Operations.

2.7                                 LEGAL EXPENSES

2.7.1                        All costs and expenses of litigation, or other legal service necessary or expedient for the protection of the Parties’ interests, including external lawyers’ fees and expenses, together with all judgements obtained or any damages awarded against the Parties or any of them on account of the Joint Operations and actual expenses incurred by any Party in securing evidence for the purpose of defending against any action or claim prosecuted or urged against the Joint Account or the subject matter of the Contract. Operator shall provide Non-Operators with written notice as to payments related to litigation.

2.7.2                        Fees and expenses of outside lawyers in connection with litigation as referred to in paragraph 2.7.1 shall not be charged to the joint Account unless authorised by the Management Committee.

2.8                                 TAXES

2.8.1                        The Operator shall charge the Joint Account with all taxes and other governmental levies of every kind and nature (other than those on profits or income of the Parties) assessed or levied upon or in connection with the Joint Operations which have been paid by the Operator for the benefit of or on behalf of the Parties. Operator shall provide Non-Operator with written notice of unusual or non-routine tax payments, disputes and/or notices from any tax authority.

2.8.2                        If any tax or levy paid by the Operator is recoverable at a later date, the Operator shall take steps to recover such tax or levy and shall promptly credit refunds to the Joint Account. If the Operator demonstrates that any tax which is normally recoverable cannot be so recovered, such tax will be chargeable under this paragraph.

2.8.3                        If Operator or its Affiliate is subject to income or withholding tax as a result of services performed for the Joint Operations under the Agreement, its charges for such services may be increased by the amount of such taxes incurred (gross up).

2.9                                 DAMAGES AND LOSSES

All costs and expenses necessary for the repair or replacement of Joint Property because of fire, flood, storm, theft, accident or any other cause except insofar as such costs and expenses are the liability of the Operator under the Contract. The Operator shall furnish the Non-Operators with a notice of any damage or loss incurred in excess of one hundred thousand US Dollars ($100,000) for each incident as soon as practicable after a report thereof has been received by the Operator. The Operator shall also furnish to any Non-Operator, in respect of any damage or loss, such information and documentation as may be reasonably requested.

2.10                           INSURANCE AND CLAIMS

2.10.1                 Premiums paid for insurance carried for the benefit of all Parties, charged at cost in connection with the Joint Operations

2.10.2                 Expenditure made in settlement of any claims, damages, judgements and other such expenses, incurred in connection with the Joint Operations.

2.10.3                 If no insurance is carried as to a particular loss the actual expenditure incurred and paid by the Operator in settlement of any losses, claims, damages, judgements and other expenses, including legal services, shall be charged.

2.11                           FIELD EXPENSES AND LOGISTICAL SUPPORT

2.11.1                  All costs and expenses of establishing, staffing and maintaining any office, operational base, warehouse, camps, housing and other field services and facilities used in connection with the Joint Operations and not otherwise provided herein. If such facilities are used in connection with other operations the cost charged to the Joint Account shall be a proportion calculated on an equitable basis.

2.11.2                  Any cost of acquiring, leasing, operating and maintaining aircraft, land vehicles or seagoing vehicles as required for the safe and efficient conduct of Joint Operations. If such facilities and equipment are used in connection with other operations the cost charged to the Joint Account shall be a proportion calculated on an equitable basis.

2.12                           OTHER TYPES OF EXPENDITURE

Any type of expenditure not covered by the types of expenditure described in this Accounting Procedure incurred by the Operator which is necessary and proper for the Joint Operations, provided it is approved by the Parties.

2.13                           ADMINISTRATIVE OVERHEAD

The cost of the head office overheads incurred by Operator or its Affiliates, applicable to the Joint Operations hereunder, shall be charged to the Joint Account. This charge shall be for advice, service and assistance of a general nature not otherwise provided for herein and shall be made at the following rates, before grossing up under section 2.8.3 above, on total expenditures:

For the first $5,000,000 per Calendar Year	–	3.0%
Over $5,000,000 to $10,000,000 per Calendar Year	–	2.0%
Over $10,000,000 to $15,000,000 per Year	–	1.0%
Over $ 15,000,000 per Calendar Year	–	0.5%

Expenditure to be used in this sub-section 2.14 against which to apply the percentage charges shall not include royalties, petroleum income taxes and items of a like nature.

Credits arising from disposition of the Joint Property shall not be deducted from total expenditures in determining such charge.

Upon the first Commercial Discovery of petroleum the basis and the percentage for the computation of the Operator’s overhead shall be reviewed and, if modified by the Parties, applied as from the effective date of such modification.

SECTION III

RECEIPTS

3.1                                 GENERAL

The Operator shall promptly credit the Joint Account with all sums received in connection, with the Joint Operations as a result of:

(i)                           sale of Material and other Joint Property;

(ii)                        services provided to third parties or individual Parties by the Operator on behalf of the Parties whether using Material and equipment, other Joint Property facilities, expertise or otherwise;

(iii)                     reimbursement by third parties of any sums expended by the Operator on behalf of the Parties;

(iv)                    insurance claims made by the Operator in respect of insurance carried for the benefit of all the Parties;

(v)                       claims made by the Operator on behalf of the Parties;

(vi)                    material and equipment returned to the Operator or any of its Affiliates from the Joint Operations;

(vii)                 any other event giving rise to a receipt by the Operator on behalf of the Parties.

SECTION IV

MATERIALS

4.1                                GENERAL

Material acquired for Joint Operations shall be charged as provided in this section. Only such Material shall be purchased for the Joint Account as may be reasonably required and the accumulation of surplus stocks shall be avoided so far as is reasonably practical and consistent with efficient and economic operations.

4.2                                 DIRECT PURCHASES FROM THIRD PARTIES

4.2.1                        Material purchased from third parties will be recorded in the Operator’s inventory accounting system and shall be recorded at the price paid by the Operator or its Affiliates after deduction of all discounts actually received by the Operator or its Affiliates. Price shall include such costs as export broker’s fees, transportation charges, insurance charges, loading and unloading fees, import duties, licence fees and applicable taxes associated with the procurement of Material.

4.2.2                        Issues of Material shall be charged to Joint Operations using the relevant prices recorded in the Operator’s inventory accounting system.

4.3                                 TRANSFERS BETWEEN JOINT OPERATIONS

4.3.1                        No charge shall be made for Material transferred by Operator or its Affiliates between Joint Operations except as provided in this sub-section 4.3.

4.3.2                        Operator or any of its Affiliates may transfer Material for use on Joint Operations. The Operator or any of its Affiliates shall, unless otherwise agreed by the Parties, value transfers on the basis of cost of material so transferred as recorded in the Operator’s inventory accounting system. Transfer of materials with a difference of over $100,000 between cost and market shall be transferred at market.

4.3.3                        Operator may transfer Material from Joint Operations provided that Joint Operations are not adversely affected by such transfers. Operator will credit the Joint Account with the price of such Material as determined under paragraph 4.2.2.

4.4                                 WAREHOUSE STORAGE CHARGES

Warehouse storage charges shall be made to the Joint Account for all costs associated with the storage and handling of Material. Where stock is stored in a warehouse facility which is shared by several operations, a storage charge relating to the fixed warehouse costs (i.e. rent and rates, including pipeyard) will be levied Monthly,

based on the space occupied by the Material.   Handling costs will be charged to the Joint Operation based on total activity in the warehouse in the period.

4.5                                WARRANTY OF MATERIAL

The Operator does not warrant the Material charged to the Joint Account beyond the manufacturer’s or supplier’s guarantee, express or implied. In the case of any such Material which is defective a credit shall not pass to the Joint Account until an adjustment has been received by the Operator from the manufacturer or supplier.

4.6                                 DISPOSAL OF MATERIAL

4.6.1                        The Operator shall have a prior right to purchase any surplus Material, other than Major Surplus Items, at the price recorded in its inventory accounting system, but is under no obligation to do so.

4.6.2                        In the event that Operator does not wish to exercise its rights under paragraph 4.6.1, Operator shall dispose of any surplus Material, other than Major Surplus Items, without recourse to the other Parties and in accordance with its normal procedures.

4.6.3                        In the case of Major Surplus Items, Operator shall give notice of the proposed disposal and method of disposal, including details of the original purchase date, original or aggregated original cost and estimated proceeds, and obtain the approval of the Management Committee before proceeding.

4.6.4                        At the time of giving approval to dispose, such approval to be given within ten (10) Business Days of receipt of the notice received under paragraph 4.6.3, each Party shall indicate whether it wishes to acquire any of the Major Surplus Items. Failure by any Party to respond within the ten Day notice period shall be deemed approval for the Operator to proceed as proposed.

4.6.5                        If more than one Party has indicated its wish to acquire the same Major Surplus Item then the Operator shall promptly, in respect of each such item, notify each such Party of the name of the other Parties who wish to acquire that item. Such Parties shall be allowed fourteen (14) Days from the date of such notification to agree upon a division or allocation of each such item between themselves. If the Parties concerned are unable to agree upon a division or allocation of any Major Surplus Item the Operator shall request competitive bids from the Parties concerned in respect of that item and shall accept the highest bid. Where the Operator bids in competition with other Parties it shall arrange the bidding procedure so that it gains no advantage from acting as the Operator.

4.6.6                        If no Party has advised the Operator of its wish to purchase any or all Major Surplus Items the Operator shall, unless the nature or value of an item makes tendering impracticable or uneconomic, prepare a list of the items for sale and competitive bids shall be requested from third parties and from the Parties. The Operator will ordinarily accept the highest bid but shall reserve the right to accept or refuse any offer. In the event that the highest offer is not accepted the Operator will inform the Parties in advance of refusing such offer giving its reasons therefore. All documentation concerned with such competitive bids and all subsequent sales shall be retained as part of the records available for audit.

4.7                               PRICE

4.7.1                        The “price” at which Material will be held in the Operator’s inventory accounting system for the purposes of sub-sections 4.2, 4.3 and 4.6 shall be calculated and charged to the Joint Account as set out below.

4.7.2                        New Material

New Material (Condition ‘A’) being new Material never used, at one hundred per cent (100%) of the cost thereof.

4.7.3                        Good Used Material

Good Used Material (Condition ‘B’), being used Material in sound and serviceable condition, suitable for re-use without reconditioning, at seventy five percent (75%) of the cost thereof.

4.7.4                        Other Used Material

Used Material (Condition ‘C’), being used Material which is not in sound and serviceable condition but suitable for re-use after reconditioning, shall be valued at fifty percent (50%) of the cost thereof.

4.7.5                        Bad-Order Material

Bad-Order Material (Condition ‘D’) being used Material which is no longer suitable for its original purpose without excessive repair but usable for some other purpose, at an appraised value.

4.7.6                        Junk Material

Junk Material (Condition ‘E’) being obsolete and scrap Material, at prevailing prices.

For the purposes of this sub-section 4.7, cost to the Joint Account shall be computed on a consistent basis which accords with standard accounting practice and which has previously been approved by the Management Committee.

SECTION V

BUDGETARY, FORECASTING AND REPORTING PROCEDURE

5.1           BUDGET PREPARATION

5.1.1                        Exploration, Appraisal and Production Budgets

Each exploration, appraisal and production Budget required pursuant to Clause 6 shall include: -

(i)                  an estimate in US Dollars of the total cost of the relevant Programme and a sub-division of such total into each main classification and sub-classification of cost as provided for in sub-section 5.4 below. Estimates for each such classification and sub-classification of cost shall be based on an Accruals Basis for each of the Calendar Quarters of the relevant Year or Years;

(ii)               an estimate of the amount of each major currency in which such total cost is to be paid. Such estimate shall be phased for each of the Calendar Quarters of the relevant Year or Years;

(iii)            a schedule of estimated inventory movement;

(iv)           the amount of any estimating allowance added in accordance with paragraph 5.5.2;

(v)              a statement indicating which Budget items, if any, are contingent upon the outcome of other Budget items identifying main commitments separately;

(vi)           an estimate of the timing and value of the commitments (being contracts or other orders placed or goods purchased) to be made under the Budget items identifying main commitments separately;

(vii)        an estimate of the costs and number of all employees and contract personnel (such details to include the total number of man Days budgeted) analysed by function.

5.1.2                        Development Budgets

Each development Budget required pursuant to Clause 6 shall include:

(i)                  an estimate in US Dollars of the total cost of the development and a subdivision of such total into each main classification and sub-classification of cost as provided in sub-section 5.4. The estimate of each such classification and sub-classification of cost shall be based on an Accruals Basis and shall be shown by Calendar Quarter for the first Year and by

Year for each subsequent Year of the Development, and the Accruals for each such main classification in each year shall be separately identified;

(ii)               the items detailed in paragraphs 5.1.1 (ii) to (v) inclusive;

(iii)            an estimate of the timing and value of the AFEs and commitments to be made under the Budget identifying total commitments under each main classification of cost as provided in sub-section 5.4 in each Calendar Quarter of the first Year and in each of the subsequent Years;

(iv)           an estimate of the annual operating costs for the first five (5) Years of production subdivided into appropriate classification of cost;

(v)              an estimate of the costs and number of all employees and contract personnel (such details to include the total number of man Days budgeted) analysed by function.

Any revisions to the Budget or Programme described in sub-sections 5.1.1 and 5.1.2 of this Accounting Procedure shall clearly demonstrate variances to the original Budget or Programme and the reason for such change. Further, Operator shall provide any other information material to the Budget.

5.2                                 BUDGET REVIEW AND AMENDMENT

Each review of or amendment to an exploration, appraisal, development or production Budget as provided in Articles 6.1 4 and 6.8 shall include:

(i)            actual cash payments net of receipts, and Accruals to date;

(ii)           actual commitments to date; and

(iii)          full revised estimates of items detailed in sub-sections 5.1.1 and 5.1.2 as appropriate.

5.3           BUDGET APPROVAL AND AFE APPROVAL

Approval of Budgets for exploration, appraisal, development and production provides the Operator with general approval of the proposals but does not permit the Operator to enter into commitments or incur any expenditures for any item included in the said Budgets until an AFE is approved by the Management Committee as provided in Article 6.6.

5.4           SUB-DIVISION OF BUDGETS FOR APPROVAL BY AFE AND FOR CONTROL

5.4.1                        Exploration, appraisal, development and production Budgets shall be divided into separate classifications and sub-classifications of cost to provide a breakdown of the project into work elements in sufficient detail to allow adequate cost allocation and control. AFEs will be required for each such classification or sub-classification.

5.4.2                        The Operator may not, without the prior approval of the Management Committee, transfer sums between Budget classifications or sub-classifications after Budgets have been approved.

5.5           AUTHORISATION FOR CAPITAL AND EXTRAORDINARY OPERATING EXPENDITURES

5.5.1                       Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure, Operator shall request approval of an AFE at the time when the main details of the relevant commitment of expenditure can be ascertained but consistent with giving the Parties at least twenty-eight (28) Days to consider the matter. However, with respect to any AFE which is issued under an approved development Work Programme and Budget, then only twenty-one (21) Days notice will be given to the Parties. In circumstances beyond its control the Operator may give the Parties less than twenty-eight (28) Days or twenty-one (21) Days notice respectively. Operator shall give notice to any Non-Operator that has not notified its approval or otherwise of the AFE seven (7) Days prior to the expiry of the aforesaid twenty-eight (28) Day period or twenty-one (21) Day period respectively. If any such Non-Operator subsequently fails to notify its approval or otherwise by the expiry of the twenty-eight (28) Day period or twenty-one (21) Day period respectively, such Non-Operator shall be deemed to have approved such AFE. The notice period for deemed approval will be clearly indicated on the covering letter attached to each AFE.

5.5.2                       The AFE will describe the project, give the estimate of the items of expenditure necessary to complete the project, give the estimated timings of such expenditure and show the Operator’s internal approvals. Each AFE shall show separately the base cost (the Operator’s estimate of the likely cost at prices current at the time expenditure will be incurred) and estimating allowance (being the Operator’s provision for increases in expenditure due to factors not foreseeable at the time of preparation of the AFE, if any). The total of the base cost and the estimating allowance shall be the “AFE value”. Necessary further details to support the AFE will be included as attachments to the extent required by the Management Committee.

5.5.3                       Any Party which has voted in favour of an AFE shall indicate such in writing either by any electronic means of transmitting or letter and shall sign an AFE form indicating its authorisation thereof. After approval of the AFE the Operator shall promptly notify the Parties indicating the identity of those Parties whose authorisations have formed part of such approval.

5.5.4                       If the Management Committee approves an AFE for the operation within the applicable time period under Article 6.6, Operator shall be authorised to enter into any commitment or incur any expenditure properly made in relation to such approved AFE whether or not payments in respect of such commitments and expenditure will result in the final cost on such commitments and expenditure exceeding the AFE value provided that if at any time it becomes apparent that:

(i)                                     commitments yet to be made will or are likely to cause the AFE value to be exceeded; or

(ii)                                  expenditure to be incurred under commitments already made will cause the AFE value to be exceeded by more than ten percent (10%) provided that the cumulative total of all expenditures for a Year shall not exceed 5% of the total Work Programme and Budget in question, the Operator shall immediately notify the Parties and shall without delay prepare a revised AFE giving the reasons for the increased cost, and shall request approval of the revised AFE and shall not enter into any new commitment in relation to such AFE until the revised AFE has been approved by the Management Committee.

5.5.5                        Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Article 7, any Party may thereafter propose to conduct the operation as a Sole Risk Project under Article 7. When an operation is rejected under Article 6 or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Programme and Budget, the Work Programme and Budget shall be deemed to be revised accordingly.

5.5.6                        An AFE for any well included in an exploration or an appraisal Budget shall be issued on a dry hole basis. Where a test is contemplated, the AFE submitted shall include a non-binding indication of the Operator’s best estimate of such test or other major expenditures as may be planned, contemplated or considered reasonable based on industry practice. Once logs have been run to total depth and are received by all Parties, Operator will provide, as soon as possible, a formal AFE for Testing.

5.6           COST CONTROL REPORTS

The Operator will closely control all costs for each approved Budget and during the development phase will furnish the Parties on or before the last Day of each Month with a Cost Control Report which shall be a comparison of the latest estimated final cost for each AFE with the approved Budget cost for such AFE. In the case of an approved development Budget, where any major contract, or a group of related contracts for a specific purpose, (being a contract of five million US Dollars ($5,000,000) or more or such other amount as may be determined by the Management Committee) is not separately identifiable on a Cost Control Report, it shall be added as a memorandum item on such Cost Control Report with a comparison being made between the latest estimated final cost for such contract and the appropriate proportion of the approved Budget cost of the relevant AFE or AFEs. In the Cost Control Report, the Operator shall report its estimate of the consequential effect of physical progress on the costs of Budget items for which contracts remain to be placed.

ONHYM

المكتب الوطني للهيدروكاربورات و المعادن

OFFICE NATIONAL DES HYDROCARBURES ET DES MINES

23 PERMIS BOUJDOUR OFFSHORE

18°0'0"W
17°0'0"W
16°0'0"W
15°0'0"W
14°0'0"W
27°0'0"N
26°0'0"N
25°0'0"N
24°0'0"N
OCEAN ATLANTIQUE
MAROC
Lemsid
Boujdour
Lamjaybiyr
Chtoukane
Skaymat
Tamayya
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
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22
23
1:2 000 000
04 - 04 - 06

PERMIS	AREA_km²
BOUJDOUR OFFSHORE I	1615
BOUJDOUR OFFSHORE II	1869
BOUJDOUR OFFSHORE III	1758
BOUJDOUR OFFSHORE IV	1875
BOUJDOUR OFFSHORE V	1926
BOUJDOUR OFFSHORE VI	1925
BOUJDOUR OFFSHORE VII	1934
BOUJDOUR OFFSHORE VIII	1924
BOUJDOUR OFFSHORE IX	1929
BOUJDOUR OFFSHORE X	1952
BOUJDOUR OFFSHORE XI	1936
BOUJDOUR OFFSHORE XII	1933
BOUJDOUR OFFSHORE XIII	1946
BOUJDOUR OFFSHORE XIV	1937
BOUJDOUR OFFSHORE XV	1939
BOUJDOUR OFFSHORE XVI	1944
BOUJDOUR OFFSHORE XVII	1937
BOUJDOUR OFFSHORE XVIII	1950
BOUJDOUR OFFSHORE XIX	1947
BOUJDOUR OFFSHORE XX	1957
BOUJDOUR OFFSHORE XXI	1948
BOUJDOUR OFFSHORE XXII	1954
BOUJDOUR OFFSHORE XXIII	1953

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